Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

among

MICRON TECHNOLOGY, INC.,
as Borrower

and

THE LENDERS PARTY HERETO,

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and as Collateral Agent

Dated as of April 26, 2016

MORGAN STANLEY SENIOR FUNDING, INC.,
CITIGROUP GLOBAL MARKETS INC.,
HSBC SECURITIES (USA) INC.
and
JPMORGAN CHASE BANK, N.A.,

As Joint Lead Arrangers and Joint Bookrunners

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CREDIT SUISSE SECURITIES (USA) LLC,
DBS BANK LTD.
and
WELLS FARGO SECURITIES, LLC

As Co-Syndication Agents

ING FINANCIAL MARKETS LLC,
STANDARD CHARTERED BANK,
AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED
BNP PARIBAS SECURITIES CORP.,
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
and
U.S. BANK NATIONAL ASSOCIATION

As Co-Documentation Agents

i

3.10.	Litigation	45
3.11.	Federal Reserve Regulations	45
3.12.	Solvency	45
3.13.	Taxes	45
3.14.	ERISA	45
3.15.	Environmental Matters; Hazardous Material	46
3.16.	Investment Company Act; Other Regulations	46
3.17.	Labor Matters	46
3.18.	Security Documents	46
3.19.	Anti-Corruption Laws and Sanctions	46
3.20.	EEA Financial Institutions	47

SECTION 4 CONDITIONS PRECEDENT		47

4.1.	Conditions to the Closing Date	47

SECTION 5 AFFIRMATIVE COVENANTS		49

5.1.	Financial Statements, Etc.	49
5.2.	Compliance Certificate	49
5.3.	Maintenance of Existence	49
5.4.	Maintenance of Insurance	49
5.5.	Use of Proceeds	50
5.6.	After-Acquired Collateral; Further Assurances	50
5.7.	Compliance with Laws	52
5.8.	Post-Closing Obligations	52

SECTION 6 NEGATIVE COVENANTS		52

6.1.	Limitation on Subsidiary Indebtedness	52
6.2.	Limitation on Liens	55
6.3.	Merger, Consolidation, or Sale of Assets	55
6.4.	Limitation on Sale and Leaseback Transactions	56
6.5.	Anti-Corruption Laws and Sanctions	57

SECTION 7 EVENTS OF DEFAULT		57

7.1.	Events of Default	57

SECTION 8 THE AGENTS		60

8.1.	Appointment	60
8.2.	Delegation of Duties	60
8.3.	Exculpatory Provisions	60
8.4.	Reliance by the Administrative Agent	60
8.5.	Notice of Default	61
8.6.	Non-Reliance on the Agent and Other Lenders	61
8.7.	Indemnification	61
8.8.	Agent in Its Individual Capacity	62
8.9.	Successor Administrative Agent	62
8.10.	The Co-Syndication Agents and the Co-Documentation Agents	62
8.11.	Collateral Security	62
8.12.	Enforcement by the Administrative Agent and Collateral Agent	62
8.13.	Withholding Tax	63

SECTION 9 MISCELLANEOUS		63

9.1.	Amendments and Waivers	63
9.2.	Notices	65
9.3.	No Waiver; Cumulative Remedies	66
9.4.	Survival of Representations and Warranties	66
9.5.	Payment of Expenses	66
9.6.	Successors and Assigns; Participations	68
9.7.	Adjustments; Setoff	71
9.8.	Counterparts	71
9.9.	Severability	71
9.10.	Integration	71
9.11.	GOVERNING LAW	72
9.12.	Submission To Jurisdiction; Waivers	72
9.13.	Acknowledgements	72
9.14.	Releases of Guarantees and Liens	73
9.15.	Confidentiality	74
9.16.	WAIVERS OF JURY TRIAL	75
9.17.	Patriot Act	75
9.18.	No Fiduciary Duty	75
9.19.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	76
9.20.	Lien Sharing and Priority Confirmation	76

SCHEDULES

Schedule 1.1	Term Commitment Amounts
Schedule 3.6	Subsidiaries
Schedule 3.18	UCC Filing Jurisdictions

EXHIBITS

Exhibit A-1	Form of Closing Certificate for the Borrower
Exhibit A-2	Form of Closing Certificate for the Guarantors
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Pari Passu Intercreditor Agreement
Exhibit E-1	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F	Form of Notice of Continuation/Conversion

Exhibit G	Form of Acceptance and Prepayment Notice

Exhibit H	Form of Discount Range Prepayment Notice

Exhibit I	Form of Discount Range Prepayment Offer

Exhibit J	Form of Solicited Discounted Prepayment Notice

Exhibit K	Form of Solicited Discounted Prepayment Offer

Exhibit L	Form of Specified Discount Prepayment Notice

Exhibit M	Form of Specified Discount Prepayment Response

THIS CREDIT AGREEMENT, dated as of April 26, 2016, among MICRON TECHNOLOGY, INC., a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent (in such capacity and including any successors in such capacity, the “Administrative Agent” or the “Agent”) and as collateral agent (in such capacity and including any successors in such capacity, the “Collateral Agent”), the other agents party hereto and each of the financial institutions from time to time party hereto (collectively, the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrower intends to use the Loans (as defined below) for general corporate purposes, including working capital, cash on the balance sheet, and capital expenditures.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1
Definitions

1.1.                            Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Credit Agreement”: that certain Credit Agreement, dated as of December 2, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, Micron Semiconductor Products, Inc., the guarantors party thereto, HSBC Bank USA, N.A., as administrative agent, HSBC Bank USA, N.A. and JPMorgan Chase Bank, N.A., as co-collateral agents, and the lenders party thereto.

“Acceptable Discount”: the meaning assigned to such term in Section 2.13(c)(iv)(A).

“Acceptable Prepayment Amount”: the meaning assigned to such term in Section 2.13(c)(iv)(B).

“Acceptance and Prepayment Notice”: an irrevocable written notice from a Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.13(c)(iv) substantially in the form of Exhibit G.

“Acceptance Date”: the meaning assigned to such term in Section 2.13(c)(iv)(A).

“Administrative Agent”: the meaning set forth in the preamble to this Agreement.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Agent”: the meaning set forth in the preamble to this Agreement.

“Aggregate Debt”: the sum of the following as of the date of determination: (1) the then aggregate outstanding amount of the Indebtedness of the Borrower and its Domestic Restricted Subsidiaries, without duplication, incurred on or after the Closing Date and secured by Liens not permitted under Section 6.2(a) (determined in accordance with such Section); (2) the then aggregate outstanding amount of all Subsidiary Debt incurred on or after the Closing Date, without duplication, and not permitted under Section 6.1(a) (including as a result of the exclusions set forth in Section 6.1(b)); provided that any such Subsidiary Debt will be excluded from this clause (2) to the extent that such Subsidiary Debt (or the related Indebtedness) is included in clause (1) or (3) of this definition; and (3) the then existing Attributable Debt of the Borrower and its Domestic Restricted Subsidiaries in respect of sale and lease-back transactions, without duplication, entered into after the Closing Date pursuant to Section 6.4(b); provided that any such Attributable Debt will be excluded from this clause (3) to the extent of indebtedness relating thereto is included in clause (1) or (2) of this definition, provided further, in no event will the amount of any Indebtedness (including Guarantees of such Indebtedness) be required to be included in the calculation of Aggregate Debt more than once despite the fact more than one Person is liable with respect to such Indebtedness and despite the fact that such Indebtedness is secured by the assets of more than one Person (for example, and for avoidance of doubt, in the case where more than one Domestic Restricted Subsidiary has Guaranteed or otherwise become liable for such Indebtedness or in the case where there are Liens on assets of one or more of the Borrower and its Domestic Restricted Subsidiaries securing such Indebtedness or one or more Guarantees thereof, the amount of Indebtedness so Guaranteed or secured shall only be included once in the calculation of Aggregate Debt).

“Agreement”: this Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ALTA”: American Land Title Association.

“Anti-Corruption Laws”: means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Discount”: the meaning assigned to such term in Section 2.13(c)(iii)(A).

“Applicable Margin”: a percentage per annum equal to in the case of Term Loans maintained as (i) Base Rate Loans, 5.00% and (ii) Eurodollar Loans, 6.00%.

“Approved Electronic Communication”: any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or to the Lenders by means of electronic communications pursuant to Section 9.2(b).

“Approved Fund”: as defined in Section 9.6(b)(ii).

“Arranger”: each of the Joint Lead Arrangers.

“Assignee”: as defined in Section 9.6(b)(i).

“Assignment and Acceptance”: in the case of assignments of Term Loans, an assignment and acceptance entered into by a Lender and an Assignee and accepted by the Administrative Agent to the extent required pursuant to Section 9.6, substantially in the form of Exhibit C hereto.

“Attributable Debt”: in connection with a sale and lease-back transaction the lesser of: (1) the fair value of the assets subject to such transaction, as determined in good faith by a Responsible Officer of the Borrower; and (2) the present value of the minimum rental payments called for during the terms of the lease (including any period for which such lease has been extended), determined in accordance with GAAP, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.13(c); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Bail-In Action”: means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: the United States Bankruptcy Code, codified as Title 11, U.S. Code §101-1330, as amended.

“Base Rate”: for any day, the highest of (a) the Federal Funds Effective Rate plus ½ of 1% per annum, (b) the Prime Rate or (c) the Eurodollar Rate for a one-month interest period plus 1.0%.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate for a one-month interest period shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“Base Rate Loans”: Term Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: the meaning set forth in Section 9.7(a).

“Board of Directors”: the board of directors of the Borrower or any committee thereof duly authorized to act on behalf of such board.

“Board of Governors”: the Board of Governors of the Federal Reserve System of the United States or any Governmental Authority which succeeds to the powers and functions thereof.

“Boise Property”: all real property vested solely in the Borrower or a Guarantor at the location commonly known as 8000 S. Federal Way; Boise, Idaho 83716 together with all real property vested solely in the Borrower or a Guarantor adjoining, contiguous to, or in vicinity of the Boise Property.

“Borrower”: the meaning set forth in the preamble to this Agreement.

“Borrower Offer of Specified Discount Prepayment”: the offer by the Borrower to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.13(c)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range at a discount to par pursuant to Section 2.13(c)(iii).

“Borrower Solicitation of Discounted Prepayment Offers”: the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.13(c)(iv).

“Borrowing”: the making of Term Loans by the Lenders on the Borrowing Date.

“Borrowing Date”: the Business Day specified in a notice pursuant to Section 2.2 as a date on which the Borrower requests the making of Term Loans hereunder.

“Business Day”: any day other than a Legal Holiday.

“Capital Stock”: any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“CFC”: controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control”:

(1)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Borrower, its Subsidiaries or any employee benefit plan of the Borrower or its Subsidiaries, has filed a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the Voting Stock of the Borrower, unless such beneficial ownership (a)  arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (b)  is not also then reportable on Schedule 13D (or any successor schedule under the Exchange Act, except that for the purpose of this clause (1) a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time); provided, however, that a transaction will not be deemed to involve a Change of Control under this clause (1) if (a)  the Borrower becomes a direct or indirect wholly owned subsidiary of a holding company, and (b) (i)  the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Borrower’s Voting Stock immediately prior to that transaction or (ii)  immediately following that transaction no “person” or “group” (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; or

(2)                                 the Borrower sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all assets of the Borrower and its Subsidiaries taken as a whole to, or merges or consolidates with, a Person (other than the Borrower or any of its Subsidiaries), other than any such merger or consolidation where the shares of the Borrower’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or parent entity thereof immediately after giving effect to such transaction; or

(3)                                 the adoption of a plan relating to the Borrower’s liquidation or dissolution.

“Change of Control Acceptance Notice”: the meaning set forth in Section 2.14.

“Change of Control Payment Date”: the meaning set forth in Section 2.14.

“Change of Control Prepayment Offer”: the meaning set forth in Section 2.14.

“Change of Control Triggering Event”: the occurrence of (1) a Change of Control that is accompanied or followed by a ratings downgrade of the Term Loan within the Ratings Decline Period for such Change of

Control by each of Moody’s and S&P (or, in the event Moody’s or S&P or both shall cease rating the Term Loan (for reasons outside the control of the Borrower) and the Borrower shall select any other nationally recognized rating agency, the equivalent of such ratings by such other nationally recognized rating agency) and (2) the rating of the Term Loan on any day during such Ratings Decline Period is below the lower of the rating by such nationally recognized rating agency in effect (a)  immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement) and (b)  on the Closing Date.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived, which date is April 26, 2016.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: ING Financial Markets LLC, Standard Chartered Bank, Australia and New Zealand Banking Group Limited, BNP Paribas Securities Corp., Crédit Agricole Corporate and Investment Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association.

“Collateral”: all “Collateral” as defined in any Security Document and all of the other property and assets that are or are required under the terms hereof or under the Security Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent”: the meaning set forth in the preamble to this Agreement.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a controlled group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Consolidated EBITDA”: with respect to any Person for any Measurement Period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (1) Consolidated Net Income; excluding (to the extent deducted or otherwise excluded in calculating Consolidated Net Income in such Measurement Period), the following amounts (or, to the extent attributable to a non-wholly owned consolidated entity, a portion of the following amounts proportionate to the Borrower’s allocable interest in such entity); (2) Consolidated Non-cash Charges; (3) Consolidated Interest Expense; (4) Consolidated Income Tax Expense; (5) restructuring expenses and charges; (6) any expenses or charges related to any equity offering, Investment, recapitalization or incurrence of Indebtedness not prohibited under this Agreement (whether or not successful) or related to the entry into this Agreement; and (7) any charges, expenses or costs incurred in connection or associated with mergers, acquisitions or divestitures after the Closing Date.

Consolidated EBITDA shall be calculated after giving effect on a pro forma basis for the applicable Measurement Period to any asset sales or other dispositions or acquisitions, investment, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) by such Person and its Subsidiaries (1) that have occurred during such Measurement Period or at any time subsequent to the last day of such Measurement Period and on or prior to the date of the transaction in respect of which Consolidated EBITDA is being determined and (2) that the Borrower determines in good faith are outside the ordinary course of business, in each case as if such asset sale or other disposition or acquisition, investment, merger, consolidation or disposed operation occurred on the first day of such Measurement Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X under the Securities Act; provided that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that are reasonably identifiable and factually supportable and have been realized or for which the steps necessary for realization have been taken or have been identified and are reasonably expected to be taken within one year following any such transaction (which operating expense reductions are reasonably expected to be sustainable); provided that, the Borrower shall not be required to give pro forma effect to any transaction that it does not in good faith deem material. Such pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower.

“Consolidated Income Tax Expense”: with respect to any Person for any period, the provision for (or benefit of) federal, state, local and foreign income taxes of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including any penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted (or added back, in the case of income tax benefit) in computing Consolidated Net Income.

“Consolidated Interest Expense”: with respect to any Person for any period, without duplication, the total net interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP to the extent deducted in calculating Consolidated Net Income, of such Person and its Subsidiaries.

“Consolidated Net Income”: with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries, after deduction of net income (or loss) attributable to non-controlling interests, for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, the following (or, to the extent attributable to a non-wholly owned consolidated entity, a portion of the following amounts proportionate to the Borrower’s allocable interest in such entity): (1) all extraordinary, unusual or nonrecurring gains or losses (net of fees and expense relating to the transaction giving rise thereto); (2) charges or losses as a result of judgments and settlements in connection with litigation or threatened litigation, up to a maximum in any Measurement Period of $1.0 billion; (3) gains or losses in respect of any asset impairments, write-offs or sales (net of fees and expenses relating to the transaction giving rise thereto); (4) any expenses, losses or charges incurred related to lower of cost or market write-downs for work in process or finished goods inventories; (5) any expenses, losses or charges incurred related to excess or obsolete inventories; (6) the net income (loss) from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations; (7) any gain or loss realized as a result of the cumulative effect of a change in accounting principles; (8) any net gains or losses attributable to the early extinguishment or conversion of Indebtedness, derivative instruments, embedded derivatives or other similar obligations; (9) equity in net income (loss) of equity method investees; (10) gains, losses, income and expenses resulting from the application of fair value accounting to derivative instruments; and (11) gains or losses resulting from currency fluctuations. In addition, to the extent not already included in Consolidated Net Income of such Person and its Subsidiaries, the amount of proceeds received from business interruption insurance and reimbursements of any expenses or charges that are covered by indemnification or other reimbursement provisions in connection with any investment or sale, conveyance, transfer or disposition of assets not prohibited under this Agreement.

“Consolidated Net Tangible Assets”: with respect to any Person, the total amount of assets of such Person and its Consolidated Subsidiaries after deducting therefrom (a)  all current liabilities of such Person and its Consolidated Subsidiaries (excluding (i)  the current portion of long-term debt and the portion of any convertible debt classified as “current” despite having a stated maturity more than 12 months from the date as of which the amount thereof is being computed and (ii)  any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a date more than 12 months from the date as of which the amount thereof is being computed) and (b)  all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and any other like intangibles of such Person and its Consolidated Subsidiaries, all as set forth on the consolidated balance sheet of such Person for the most recently completed fiscal quarter for which financial statements have been filed with the SEC and computed in accordance with GAAP.

“Consolidated Non-cash Charges”: with respect to any Person for any period determined on a consolidated basis in accordance with GAAP, the aggregate depreciation; amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses); non-cash compensation expense incurred in connection with the issuance of Equity Interests to any director, officer, employee or consultant of such Person or any Subsidiary; and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Subsidiaries”: as of any date of determination and with respect to any Person, those subsidiaries of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyrights”:  (i) all copyrights, database rights, design rights, mask works and works of authorship arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”:  any written agreement naming the Borrower or any Guarantor as a party, granting any right under any Copyright, including, without limitation, the grant of rights to reproduce, prepare derivative works based upon, perform, display, manufacture, distribute, exploit and sell materials derived from any Copyright.

“Co-Syndication Agents”: Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, DBS Bank Ltd. and Wells Fargo Securities, LLC.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the expiration of applicable cure or grace periods, or both, has been satisfied.

“Defaulting Lender”: means any Lender that (a) has failed to (i) fund all or any portion of its Loans within one Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder (unless such writing relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the

Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, after the Closing Date, (i) become the subject to any bankruptcy event, (ii) had appointed for it a receiver, liquidator, examiner, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent in consultation with the Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.29(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Discount Prepayment Accepting Lender”: the meaning assigned to such term in Section 2.13(c)(ii)(A).

“Discount Range”: the meaning assigned to such term in Section 2.13(c)(iii).

“Discount Range Prepayment Amount”: the meaning assigned to such term in Section 2.13(c)(iii).

“Discount Range Prepayment Notice”: a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.13(c)(iii) substantially in the form of Exhibit H.

“Discount Range Prepayment Offer”: the irrevocable written offer by a Lender, substantially in the form of Exhibit I, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date”: the meaning assigned to such term in Section 2.13(c)(iii).

“Discount Range Proration”: the meaning assigned to such term in Section 2.13(c)(iii)(B).

“Discounted Loan Prepayment”: the meaning assigned to such term in Section 2.13(c)(i).

“Discounted Prepayment Determination Date”: the meaning assigned to such term in Section 2.13(c)(iv)(B).

“Discounted Prepayment Effective Date”: in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five Business Days following the receipt by each relevant Lender of notice from the Auction Agent in accordance with Section 2.13(c)(ii), Section 2.13(c)(iii) or Section 2.13(c)(iv), as applicable, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Restricted Subsidiary”: with respect to any Person, any Restricted Subsidiary of such Person that is organized or existing under the laws of the United States, any state thereof or the District of Columbia other than any such Subsidiary that is (i) a direct or indirect Subsidiary of one or more Foreign Subsidiaries of such Person or (ii) a FSHCO.

“EEA Financial Institution”: means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Engagement Letter”: that certain engagement letter dated April 15, 2016 among the Borrower, the Arrangers, the Co-Syndication Agents and the Co-Documentation Agents.

“Environmental Laws”: any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health (to the extent related to exposure to Materials of Environmental Concern), as now or may at any time hereafter be in effect.

“Equity Interests”: all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into or exchangeable for equity.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“EU Bail-In Legislation Schedule”: means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) (or a comparable or successor rate which rate is approved by the Administrative Agent), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period for deposits in Dollars for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”: Term Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 - Eurocurrency Reserve
Requirements

; provided that in no event shall the Eurodollar Rate be less than 0.00%.

“Event of Default”: any of the events specified in Section 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Taxes”: those Taxes referenced in Section 2.19(a)(i) through 2.19(a)(v).

“Extended Term Loans”: the meaning set forth in Section 2.27(a).

“Extension”: the meaning set forth in Section 2.27(a).

“Extension Offer”: the meaning set forth in Section 2.27(a).

“Fair Market Value”: the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer of the Borrower (unless otherwise provided in this Agreement).

“FATCA”: Sections 1471 through 1474 of the Code as in existence on the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations thereunder or published administrative guidance implementing such Sections, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of nationally recognized standing selected by it.

“Fee Letter”: that certain fee letter dated April 26, 2016 between the Borrower and the Administrative Agent.

“Fees”: collectively, the fees pursuant to the Fee Letter, the Engagement Letter, the fees referred to in Section 9.5 and any other fees payable by any Loan Party pursuant to this Agreement or any other Loan Document.

“Financial Officer”: the Chief Financial Officer, Principal Accounting Officer, Controller or Treasurer of the Borrower.

“First Lien”: a Lien granted by (i) a Security Document to the Collateral Agent or (ii) any other security agreement with respect to any other series of First Lien Debt, in each case, for the benefit of the holders of First Lien Debt, at any time, upon any property of any Loan Party to secure Secured Obligations.

“First Lien Debt”:

(1)                                 all Obligations; and

(2)                                 to the extent issued or outstanding, (A) the Secured Notes and (B)  any other Indebtedness, including permitted refinancings of First Lien Debt), that, in the case of this clause (B), are secured equally and ratably with the Obligations by a First Lien that was expressly permitted to be incurred and so secured under this Agreement;

“Flood Insurance Laws”: collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary”: with respect to any Person, any Subsidiary of such Person other than one that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“FSHCO”: with respect to any Person, any Subsidiary substantially all the assets of which consist of (i) Equity Interests of (and/or intercompany obligations owed or treated as owed by) one or more CFCs and (ii) Equity Interests of one or more Subsidiaries described in this definition.

“Funding Office”: the office of the Administrative Agent specified in Section 9.2(a) or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantors”: any Person that pledges any Collateral under the Security Documents to secure any Secured Obligations.

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: that certain Guarantee and Collateral Agreement, dated as of the date hereof, by and among the Borrower and Grantors from time to time party thereto and the Collateral Agent.

“Guarantors”: any Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement, and its successors and assigns, in each case, until the Guarantee of such Person under the Guarantee and Collateral Agreement has been released in accordance with the provisions of this Agreement or the Guarantee and Collateral Agreement.

“Guaranty Reimbursement Obligations”: all obligations of the Loan Parties under Section 2 of the Guarantee and Collateral Agreement.

“Identified Participating Lenders”: the meaning set forth in Section 2.13(c)(iii)(B).

“Identified Qualifying Lenders”: the meaning set forth in Section 2.13(c)(iv)(B).

“Indebtedness”: indebtedness for borrowed money. For the avoidance of doubt, Indebtedness only includes indebtedness for the repayment of money borrowed, and does not include any other kind of indebtedness or obligation notwithstanding that such other indebtedness or obligation may be evidenced by a note, bond, debenture or other similar instrument, may be in the nature of a financing transaction, or may be an obligation that under GAAP is classified as “debt” or another type of liability, whether required to be reflected on the balance sheet of the obligor or otherwise.

The amount of any Indebtedness outstanding as of any date will be:

(1)                                 the accreted value of the Indebtedness, in the case of any Indebtedness that does not require the current payment of interest;

(2)                                 the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3)                                 in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person (and not otherwise Guaranteed by the specified Person), the lesser of: (a) the fair value (as determined in good faith by a Responsible Officer of the Borrower) of such assets at the date of determination; and (b) the principal amount of the Indebtedness of the other Person; and

(4)                                 in respect of any Indebtedness of another Person Guaranteed by the specified Person or one or more of such Persons, the lesser of: (a) the principal amount of such Indebtedness of such other Person and (b) the maximum amount of such Indebtedness payable under the Guarantee or Guarantees (without duplication in the case of one or more Guarantees of the same Indebtedness by Domestic Restricted Subsidiaries).

In addition, accrual of interest and accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for any purpose hereunder. For the avoidance of doubt, the inclusion of specific obligations in Section 6.1(b) shall not create any implication that any such obligations constitute Indebtedness.

“Indemnified Liabilities”: the meaning set forth in Section 9.5.

“Indemnitee”: the meaning set forth in Section 9.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, trade secrets, and any transferable rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December to occur while such Base Rate Loan is outstanding and the final maturity date of such Base Rate Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six (or, if agreed to by all relevant Lenders, twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  the Borrower may not select an Interest Period that would extend beyond the Termination Date; and

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment”: any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (1) the purchase or acquisition of any Capital Stock or other evidence of beneficial ownership in another Person; and (2) the purchase, acquisition or Guarantee of the Indebtedness or other liability of another Person.

“Joint Lead Arrangers”: Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and JPMorgan Chase Bank, N.A.

“Joint Venture”: with respect to any Person, any partnership, corporation or other entity in which up to and including 50% of the Equity Interests is owned, directly or indirectly, by such Person and/or one or more of its Subsidiaries.

“Legal Holiday”: a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday.

“Lenders”: the meaning set forth in the preamble to this Agreement.

“Lien”: any lien, security interest, mortgage, charge or similar encumbrance, provided, however, that in no event shall either (i) any legal or equitable encumbrances deemed to exist by reason of a negative pledge or (ii) an operating lease or a non-exclusive license be deemed to constitute a Lien.

“Loan”: any Term Loan.

“Loan Documents”: this Agreement, the Security Documents, the Pari Passu Intercreditor Agreement, and, after execution and delivery thereof pursuant to the terms of this Agreement, each Note, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and the Guarantors.

“Manassas Property”: all real property vested solely in the Borrower or a Guarantor at the location commonly known 9600 Godwin Drive; Manassas, Virginia 20110 together with all real property vested solely in the Borrower or a Guarantor adjoining, contiguous to, or in vicinity of the Manassas Property.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, results of operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of the Loan Documents taken as a whole or (d) the material rights and remedies available to, or conferred upon, the Lenders, the Administrative Agent and the Collateral Agent under the other Loan Documents, taken as a whole (it being understood that any event or condition described in Section 7.1(h) or (i) hereof that would not give rise to a Default or Event of Default thereunder shall not constitute a Material Adverse Effect under preceding clause (c) or (d)).

“Material Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Material Subsidiary”: each Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had total assets (based on book value) as of the end of such quarter in excess of $100,000,000 or that is designated by the Borrower as a “Material Subsidiary.”

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, or asbestos, or polychlorinated biphenyls or any other chemicals, substances, materials, wastes, pollutants or contaminants in any form, regulated under any Environmental Law.

“Measurement Period”: at any date of determination, the most recently completed four fiscal quarters of the Borrower for which financial statements have been filed with the SEC.

“Minimum Extension Condition”: the meaning set forth in Section 2.27(b).

“Moody’s”: Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Property”: collectively, the Boise Property and the Manassas Property and the other real properties of the Borrower or any Guarantor, as to which the Collateral Agent for the benefit of the Secured Parties is or shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: collectively, each of the mortgages, deeds of trust, deeds to secure debt and security deeds made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties referred to therein, as each may be amended, restated, supplemented or otherwise modified from time to time; provided, however, in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes or similar fees, the applicable Mortgage shall not secure an amount in excess of 100% of the Fair Market Value of such Mortgaged Property.

“MSSF”: the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Excluded Taxes”: the meaning set forth in Section 2.19(a).

“Notes”: the collective reference to any promissory note evidencing Term Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Offered Amount”: the meaning assigned to such term in Section 2.13(c)(iv).

“Offered Discount”: the meaning assigned to such term in Section 2.13(c)(iv).

“Original Termination Date”: April 26, 2022.

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.26 (Replacement of Lenders)) as a result of the Administrative Agent, Lender or assignee having a present or former connection with the applicable taxing jurisdiction (other than any such connection arising solely from the Administrative Agent or such Lender or assignee having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced, and/or engaged in any activities contemplated with respect to this Agreement or any other Loan Document).

“Pari Passu Intercreditor Agreement”: the form of intercreditor agreement attached hereto as Exhibit D.

“Pari Passu Lien Indebtedness”: Indebtedness secured by a Lien created or incurred in reliance on Section 6.2(b) and subject to the terms of a Pari Passu Intercreditor Agreement.

“Participant”: the meaning set forth in Section 9.6(c).

“Participating Lender”: the meaning assigned to such term in Section 2.13(c)(iii)(A).

“Participant Register”: the meaning set forth in Section 9.6(c)(ii).

“Patents”:  (i) all letters patent and patent rights of the United States, any other country or any political subdivision thereof, all reissues, reexaminations, and extensions thereof, (ii) all applications for letters patent of the United States or any other country and all divisionals, continuations and continuations-in-part thereof, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to Borrower or any Guarantor of any right to make, have made, manufacture, use, sell, offer to sell, have sold, import or  export any invention covered in whole or in part by a Patent.

“Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Liens”:

(1)                                 Liens existing as of the Closing Date or arising thereafter pursuant to related agreements existing as of the Closing Date (other than Liens securing the Secured Obligations);

(2)                                 Liens on property given to secure all or any part of the payment of or financing of all or any part of the purchase price thereof, or the cost of development, operation, construction, alteration, repair or improvement of all or any part thereof; provided that such Liens shall be given (or given pursuant to firm commitment financing arrangements obtained within such period) within 18 months (or in the case of Liens securing any Indebtedness supported by an export credit agency, 24 months) after the later of (i) the acquisition of such property and/or the completion of any such development, operation, construction, alteration, repair or improvement, whichever is later and (ii) the placing into commercial operation of such property after the acquisition or completion of any such development, operation, construction, alteration, repair or improvement and shall attach solely to the property acquired, or constructed, altered or repaired and any improvements then or thereafter placed thereon and the capital stock of any Person formed to acquire such property, and any proceeds thereof, accessions thereto and insurance proceeds thereof;

(3)                                 Liens existing on any property at the time of acquisition of such property or Liens existing on assets of a Person and its Subsidiaries prior to the time such Person becomes a Domestic Restricted Subsidiary (or arising thereafter pursuant to contractual commitments entered into prior to acquiring such property) (including acquisition through merger or consolidation) or at the time of such acquisition (or arising thereafter pursuant to contractual commitments entered into prior to such Person becoming a Domestic Restricted Subsidiary) by the Borrower or any Subsidiary of the Borrower; provided that such Liens do not extend to other assets of the Borrower or its other Domestic Restricted Subsidiaries;

(4)                                 (a) Liens on the Equity Interests of any Person, including any Joint Venture, and its Subsidiaries which, when such Liens arise, concurrently becomes a Domestic Restricted Subsidiary or Liens on all or substantially all of the assets of such Person, including any Joint Venture, and its Subsidiaries arising in connection with the purchase or acquisition thereof or of an interest therein by the Borrower or a Subsidiary, including, without limitation, any such Liens on the Equity Interests in or the assets of IM Flash Technologies, LLC or its Subsidiaries to secure obligations of the Borrower or any of its Subsidiaries with respect to all or a portion of the purchase price for the acquisition of any Equity Interests in or all or a portion of the assets of IM Flash Technologies, LLC and its Subsidiaries not owned by the Borrower or its Subsidiaries as of the Closing Date, and (b) Liens on Equity Interests in any Joint Venture of the Borrower or any of its Subsidiaries, or in any Subsidiary of the Borrower that owns an Equity Interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture; provided that, in the case of each of the preceding clauses (a) and (b), such Liens do not extend to other assets of the Borrower or its other Domestic Restricted Subsidiaries;

(5)                                 Liens securing Indebtedness of up to 5.0% of Consolidated Net Tangible Assets to any strategic partner of the Borrower and/or one or more of its Subsidiaries incurred in connection with joint technology efforts between such partner and the Borrower and/or one or more of its Subsidiaries and/or the financing of manufacturing of products;

(6)                                 Liens in favor of the Borrower or a Domestic Restricted Subsidiary of the Borrower;

(7)                                 Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business, Liens in connection with legal proceedings and Liens arising solely by virtue of any statutory, common law or contractual provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to securities accounts, deposit accounts or other funds maintained with a creditor depository institution;

(8)                                 Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Domestic Restricted Subsidiary, as the case may be, in accordance with GAAP;

(9)                                 Liens to secure the performance of bids, trade or commercial contracts, government contracts, purchase, construction, sales and servicing contracts (including utility contracts), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, deposits as security for contested taxes, import or customs duties, liabilities to insurance carriers or for the payment of rent, and Liens to secure letters of credit, Guarantees, bonds or other sureties given in connection with the foregoing obligations or in connection with workers’ compensation, unemployment insurance or other types of social security or similar laws and regulations;

(10)                          Liens in favor of any customer arising in respect of and not exceeding the amount of performance deposits and partial, progress, advance or other payments by the customer for goods produced or services rendered (or to be produced or rendered) to that customer and consignment arrangements (whether as consignor or consignee) or similar arrangements for the sale or purchase of goods;

(11)                          Liens upon specific items of inventory or other goods, documents of title and proceeds of any Person securing such Person’s obligation in respect of letters of credit or banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(12)                          Liens and deposits securing netting services, business credit card programs, overdraft protection and other treasury, depository and cash management services or incurred in connection with any automated clearing-house transfers of funds or other fund transfer or payment processing services;

(13)                          Liens on, and consisting of, deposits made by the Borrower to discharge or defease any other Indebtedness;

(14)                          Liens on insurance policies and the proceeds thereof (i) incurred in connection with the financing of insurance premiums or (ii) with respect to any Subsidiary that is not a Domestic Restricted Subsidiary to the extent of such Subsidiary’s interest as an insured under such policies;

(15)                          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements;

(16)                          Liens securing Indebtedness or other obligations in an aggregate amount, together with all other Indebtedness and other obligations secured by Liens pursuant to this clause (16), not to exceed $100,000,000 at any one time outstanding; or

(17)                          any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in this clause (17) or the preceding clauses (1) through (16), or any Liens that secure an extension, renewal, replacement, refinancing or refunding (including any successive extensions, renewals, replacements, refinancings or refundings) of any Indebtedness within 12 months of the maturity, retirement or other repayment or prepayment of the Indebtedness (including any such repayment pursuant to amortization obligations with respect to such Indebtedness) being extended, renewed, substituted, replaced, refinanced or refunded, which Indebtedness is or was secured by a Lien referred to in this clause (17) or the preceding clauses (1) through (16).

For the avoidance of doubt, the inclusion of specific Liens in the definition of Permitted Liens shall not create any implication that the obligations secured by such Liens constitute Indebtedness.

“Person”: any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: the meaning set forth in Section 9.2(b).

“Prime Rate”: the rate of interest published by the Wall Street Journal, from time to time, as the prime rate.  The Prime Rate is a reference rate and does not necessarily represent the lowest rate actually charged to any customer.  MSSF may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Property”: with respect to any Person, all of such Person’s interests in any kind of property or asset (including the capital stock in and other securities of any other Person), except such as the Board of Directors by resolution determines in good faith (taking into account, among other things, the materiality of such property to the business, financial condition and earnings of the Borrower and its Consolidated Subsidiaries taken as a whole) not to be material to the business of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“Public Lender”: the meaning set forth in Section 9.15.

“Qualifying Lender”: the meaning assigned to such term in Section 2.13(c)(iv)(B).

“Quarterly Payment Date”: the last Business Day of each March, June, September and December of each year.

“Rating Agencies”: (1) each of Moody’s and S&P and (2) if any of Moody’s or S&P ceases to rate the Loans or fails to make a rating of the Term Loans publicly available for reasons outside of the Borrower’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Borrower as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Ratings Decline Period”: with respect to any Change of Control, the period that (1) begins on the earlier of (a) the date of the first public announcement of the occurrence of such Change of Control or of the intention by the Borrower or a stockholder of the Borrower, as applicable, to effect such Change of Control or (b) the occurrence of such Change of Control and (2) ends on the 60th calendar day following consummation of such Change of Control; provided, however, that such period shall be extended for so long as the rating of the Term Loan, as noted by the applicable rating agency, is under publicly announced consideration for downgrade by the applicable rating agency.

“Rating Event”: the rating on the Term Loans is lowered by both of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Term Loans is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public disclosure by the Borrower of the occurrence of a Change of Control or the Borrower’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Administrative Agent in writing at the Borrower’s or the Administrative Agent’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Register”: the meaning set forth in Section 9.6(b)(iv).

“Regulation U”: Regulation U of the Board of Governors as in effect from time to time.

“Related Persons”: with respect to any Indemnitee, any Affiliate of such Indemnitee and any officer, director, employee, representative or agent of such Indemnitee or Affiliate thereof, in each case that has provided any services in connection with the transactions contemplated under this Agreement and the other Loan Documents.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under any regulation promulgated by the PBGC.

“Repricing Transaction”: the prepayment (excluding, for the avoidance of doubt, (x) regularly scheduled amortization payments and (y) any prepayments under Section 2.14) or refinancing of all or a portion of the Term Loans with the incurrence by any Loan Party of any long-term secured bank debt financing (other than in connection with a Change of Control and excluding intercompany loans and obligations among the Borrower and its Subsidiaries) having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such loans or Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such loan or Term Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the effective interest cost for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term Loans.

“Required Lenders”: at any time, Lenders holding more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding; provided that whenever there are one or more Defaulting Lenders, the total outstanding Loans of each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the certificate of incorporation and by laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, any president, any vice president, the chief financial officer, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Borrower.

“Restricted Subsidiary”: each Subsidiary of the Borrower, at least 80% of the Voting Stock of which is owned by the Borrower or one or more Subsidiaries of which at least 80% of the Voting Stock is owned directly or indirectly by the Borrower, provided that, for purposes of the foregoing, any Voting Stock owned by a Subsidiary of the Borrower that is not a Restricted Subsidiary based on the foregoing clause shall be excluded.

“S&P”: Standard & Poor’s Ratings Services, and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, Libya, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Notes”: means the Borrower’s Senior Secured Notes due September 15, 2023.

“Secured Obligations”: means any principal, interest, premium (if any), fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under (i) the Security Documents and (ii) any other security agreement with respect to any other series of First Lien Debt, in each case, including, without limitation, all outstanding Obligations, and such obligations in respect of any other series of First Lien Debt issued or outstanding after the date of this Agreement.

“Secured Parties”: means (a) the Administrative Agent, (b) the Collateral Agent and (c) the Lenders.

“Securities Act”: means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Security Documents”: the Guarantee and Collateral Agreement, the Mortgages, and all security agreements, mortgages, deeds of trust or other grants for security executed and delivered by the Borrower or any other Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Significant Subsidiary”: any Subsidiary that is a “significant subsidiary” of the Borrower as defined under clauses (1) or (2) of Rule 1-02(w) of Regulation S-X under the Exchange Act; provided that references to “10 percent” in clauses (1) and (2) of such definition shall be replaced with “20 percent”.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solicited Discount Proration”: the meaning assigned to such term in Section 2.13(c)(iv)(B).

“Solicited Discounted Prepayment Amount”: the meaning assigned to such term in Section 2.13(c)(iv).

“Solicited Discounted Prepayment Notice”: an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.13(c)(iv) substantially in the form of Exhibit J.

“Solicited Discounted Prepayment Offer”: the irrevocable written offer by each Lender, substantially in the form of Exhibit K, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date”: the meaning assigned to such term in Section 2.13(c)(iv).

“Solvent”: when used with respect to any Person and its Subsidiaries, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed the amount of all “liabilities of such Person and its Subsidiaries on a consolidated basis, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person and its Subsidiaries will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as such debts become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital with which to conduct their business, and (d) such Person and its Subsidiaries will be able to pay their debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Discount”: the meaning assigned to such term in Section 2.13(c)(ii).

“Specified Discount Prepayment Amount”: the meaning assigned to such term in Section 2.13(c)(ii).

“Specified Discount Prepayment Notice”: an irrevocable written notice of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.13(c)(ii) substantially in the form of Exhibit L.

“Specified Discount Prepayment Response”: the irrevocable written response by each Lender, substantially in the form of Exhibit M, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date”: the meaning assigned to such term in Section 2.13(c)(ii).

“Specified Discount Proration”: the meaning assigned to such term in Section 2.13(c)(ii)(B).

“Stated Maturity”: the Original Termination Date; provided that, with respect to any tranche of Extended Term Loans, the Stated Maturity with respect thereto shall instead be the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender.

“Submitted Amount”: the meaning assigned to such term in Section 2.13(c)(iii).

“Submitted Discount”: the meaning assigned to such term in Section 2.13(c)(iii).

“Subsidiary”: with respect to any specified Person:

(1)                                 any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                 any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: with respect to each Lender, the obligation of such Lender, if any, to make Term Loans in an aggregate principal amount not to exceed the amount set forth opposite its name on Schedule 1.1 annexed hereto under the heading “Term Commitment Amounts”.

“Term Loans”: the meaning set forth in Section 2.1.

“Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the making of the Term Loans on the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of all Term Loans then outstanding).

“Termination Date”: the earlier to occur of (a) the Stated Maturity and (b) the acceleration of the Term Loans.  In the event that one or more Extensions are effected in accordance with Section 2.27, then the Termination Date of each tranche of Term Loans shall be determined based on the respective Stated Maturity applicable thereto (except in cases where clause (b) of the preceding sentence is applicable).

“Title Insurance Company”: First American Title Insurance Company, or such other title insurance company as shall be reasonably acceptable to the Administrative Agent.

“Trademarks”: (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, domain names, and other source or business identifiers, and all goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith (other than “intent to use” applications included in Excluded Property (as defined in the Guarantee and Collateral Agreement), whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to Borrower or any Guarantor of any right to use any Trademark.

“tranche”: the meaning set forth in Section 2.27(a).

“Transferee”: any Assignee or Participant.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States”: the United States of America.

“Voting Stock”: all classes of capital stock or other interests (including partnership interests) of a Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.                            Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings) and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time to the extent permitted herein.

Except as otherwise provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

1.3.                            Delivery of Notices .  Any reference to a delivery or notice date that is not a Business Day shall be deemed to mean the next succeeding day that is a Business Day.

SECTION 2
Amount and Terms of Loans and Commitments

2.1.                            Term Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount equal to the amount of the Term Commitment of such Lender.  The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.15.

2.2.                            Procedure for Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit B hereto (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans (or no later than 9:00 a.m., New York City time, on the Closing Date in the case of Eurodollar Loans to be incurred on such date) or (b) on the Closing Date, in the case of Base Rate Loans) requesting that the applicable Lenders make the Term Loans on the requested Borrowing Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date, each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.  The Administrative Agent shall make the proceeds of such Term Loan or Term Loans available to the Borrower on the Borrowing Date by wire transfer in immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent.

2.3.                            RESERVED.

2.4.                            RESERVED.

2.5.                            RESERVED.

2.6.                            RESERVED.

2.7.                            RESERVED.

2.8.                            Repayment of Loans; Evidence of Debt.

(a)                                 On each Quarterly Payment Date, beginning with the Quarterly Payment Date in September 2016, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders an aggregate principal amount of Term Loans then outstanding equal to 0.25% of the aggregate initial principal amounts of all Term Loans theretofore borrowed by the Borrower pursuant to Section 2.1 (which amounts shall be reduced as a result of the application of prepayments or repayments (which, for the avoidance of doubt, shall not include repayments pursuant to this Section 2.8)).  The remaining unpaid principal amount of the Term Loans and all other Obligations under or in respect of the Term Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Termination Date for the respective tranche of Term Loans.  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.9.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall, in respect of this Agreement, record in the Register, with separate sub-accounts for each Lender, (i) the amount and Borrowing Date of each Term Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any payment received by the Administrative Agent hereunder from the Borrower and each Lender’s Term Percentage thereof.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to Sections 2.8(b) and (c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)                                  If so requested after the Closing Date by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower will execute and deliver to such Lender, promptly after the Borrower’s receipt of such notice, a Note to evidence such Lender’s Loans in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

2.9.                            Interest Rates and Payment Dates.

(a)                                 Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b)                                 Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate from time to time plus the Applicable Margin.

(c)                                  Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or (b), at any time after the date on which any principal amount of any Loan is due and payable (whether on the maturity date therefor, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower or any other Loan Party shall have become due and payable, and, in each case, for so long as such overdue Obligation remains unpaid, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such unpaid overdue amounts at a rate per annum equal to (i) in the case of overdue principal on any Term Loan, the rate of interest that otherwise would be applicable to such Term Loan plus 2% per annum and (ii) in the case of overdue interest, fees, and other monetary Obligations, the rate then applicable to Base Rate Loans plus 2% per annum.

(d)                                 Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

(e)                                  The provisions of this Section 2.9 (and the interest rates applicable to various extensions of credit hereunder) shall be subject to modification as expressly provided in Section 2.27 hereof.

2.10.                     Computation of Interest and Fees.

(a)                                 Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Term Loan resulting from a change in the Base

Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.

2.11.                     Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(i)                                     the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii)                                  the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period in good faith by such Required Lenders will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Term Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans hereunder requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Term Loans hereunder that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans hereunder shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans;

provided that if the circumstances giving rise to such notice shall cease or otherwise become inapplicable to such Required Lenders, then such Required Lenders shall promptly give notice of such change in circumstances to the Administrative Agent and the Borrower.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans hereunder shall be made or continued as such, nor shall the Borrower have the right to convert Term Loans hereunder to Eurodollar Loans.

2.12.                     RESERVED.

2.13.                     Optional Prepayment of Loans; Repricing Transaction.

(a)                                 Subject to the provisos below, the Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent prior to 10:00 A.M., New York City time on the same Business Day, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20.  Upon receipt of any such notice of prepayment, the Administrative Agent shall notify each relevant Lender thereof on the date of receipt of such notice.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of prepayments of Term Loans maintained as Base Rate Loans) accrued interest to such date on the amount prepaid.  Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof

(or, if less, the then outstanding principal amount of Term Loans).  The application of any prepayment pursuant to this Section 2.13(a) shall be made, first, to Base Rate Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches) and, second, to Eurodollar Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches).  Any prepayments of the Term Loans pursuant to this Section 2.13(a) shall be applied to the remaining scheduled installments of the Term Loans as directed by the Borrower.  A notice of prepayment of all outstanding Term Loans pursuant to this Section 2.13(a) may state that such notice is conditioned upon the effectiveness of other credit facilities, securities offerings or other transactions, the proceeds of which will be used to refinance in full this Agreement, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)                                 At the time of the effectiveness of any Repricing Transaction that (x) results in any prepayment of Term Loans, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction and (in either case) is consummated prior to the date that is six months after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each applicable Lender, a fee in an amount equal to, without duplication, (I) in the case of clause (x), a prepayment premium of 1% of the principal amount of the Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment and subject to such Repricing Transaction.  Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(c)                                  Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(i)                                     The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.13(c); provided that the Borrower shall not initiate any action under this Section 2.13(c) in order to make a Discounted Loan Prepayment unless (I) at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree) shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(ii)                                  Subject to the proviso to subsection (i) above, the Borrower may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available to each Lender, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 P.M., New York City time, on the third (3rd) Business Day after the date of delivery of such notice to the relevant Lenders (the “Specified Discount Prepayment Response Date”).

(A)                               Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(B)                               If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (1); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (ix) below).

(iii)                               Subject to the proviso to subsection (i) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended to each Lender, (II) any such notice shall specify the maximum aggregate principal amount of the Term Loans (the “Discount Range Prepayment Amount”), and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof, and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Auction

Agent (or its delegate) by no later than 5:00 P.M., New York City time, on the third Business Day after the date of delivery of such notice to the Lenders (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(A)                               The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (iii). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (2)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(B)                               If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(iv)                              Subject to the proviso to subsection (i) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended to each Lender, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) the Borrower is willing to prepay at a discount, (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 P.M., New York City time on the third Business Day after the date of delivery of such notice to the relevant Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(A)                               The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (1) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(B)                               Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.13(c)(iv). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted

Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (iv) to each Qualifying Lender in the aggregate principal amount specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(v)                                 In connection with any Discounted Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(vi)                              If any Loan is prepaid in accordance with paragraphs (ii) through (iv) above, the Borrower shall prepay such Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s office in immediately available funds not later than 10:00 a.m., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.13(c) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment.  In connection with each prepayment pursuant to this Section 2.13(c), the Borrower shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Loan Prepayment.

(vii)                           To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 2.13(c), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii)                        Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.13(c), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix)                              Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.13(c) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.13(c) as well as activities of the Auction Agent.

(x)                                 The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Lender, as applicable, pursuant to this Section 2.13(c) shall not constitute a Default or Event of Default under Section 7.1 or otherwise).

2.14.                     Change of Control Prepayment.  If a Change of Control Triggering Event occurs, the Borrower shall make an offer to prepay the entire principal amount of the Term Loans (the “Change of Control Prepayment Offer”) at 101% of the aggregate principal amount thereof and the Borrower shall notify the Administrative Agent in writing of the Change of Control Prepayment Offer in writing within thirty (30) days after the date of such Change of Control Triggering Event.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment and include the payment date, which shall be no earlier than 30 days and no later than 60 days from the date of such notice is mailed (the “Change of Control Payment Date”).  The Administrative Agent will promptly notify each Lender of the contents of any such prepayment notice and of such Lender’s pro rata share of the prepayment.  Any Lender may elect, by delivering not less than three (3) Business Days prior to the Change of Control Payment Date, a written notice (such notice, a “Change of Control Acceptance Notice”) that any change of control prepayment be made with respect to all or any portion of the Term Loans held by such Lender pursuant to this Section 2.14.  If a Lender fails to deliver a Change of Control Acceptance Notice within the time frame specified above, any such failure will be deemed a rejection of the Change of Control Prepayment Offer as to all outstanding Term Loans of such Lender.  Any prepayment of Term Loans pursuant to this Section 2.14 shall be applied to the remaining scheduled installments of the Term Loans as directed by the Borrower.

2.15.                     Conversion and Continuation Options.

(a)                                 The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice, in substantially the form attached hereto as Exhibit F, of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                                 Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in substantially the form attached hereto as Exhibit F, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Term Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

2.16.                     Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than ten different Interest Periods for any tranche of Term Loans be outstanding at any one time (unless a greater number of Interest Periods is permitted by the Administrative Agent).

2.17.                     Pro Rata Treatment, etc.

(a)                                 Except as otherwise provided herein (including Section 2.27), each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the Term Percentages of the relevant Lenders.

(b)                                 Except as otherwise provided herein (including Sections 2.13(c), 2.14 and 2.27), each payment (including each prepayment) by the Borrower on account of principal or interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Lenders.

(c)                                  All payments by the Borrower hereunder and under the Notes shall be made in Dollars in immediately available funds at the Funding Office of the Administrative Agent by 2:00 P.M., New York City time, on the date on which such payment shall be due, provided that if any payment hereunder would become due and payable on a day other than a Business Day such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  Interest in respect of any Term Loan hereunder shall accrue from and including the date of such Term Loan to but excluding the date on which such Term Loan is paid in full.

(d)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under this Agreement, on demand, from the Borrower, such recovery to be without prejudice to the rights of the Borrower against any such Lender.

(e)                                  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f)                                   Notwithstanding anything to the contrary contained in this Section 2.17 or elsewhere in this Agreement, the Borrower may extend the final maturity of Term Loans in connection with an Extension that is permitted under Section 2.27 without being obligated to effect such extensions on a pro rata basis among the Lenders.  Furthermore, the Borrower may take all actions contemplated by Section 2.27 in connection with any Extension (including modifying pricing and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.17 or any other provision of this Agreement.

2.18.                     Requirements of Law.

(a)                                 If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the Closing Date (including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and, in each case, all requests, rules, guidelines or directives thereunder or issued in connection therewith):

(i)                                     shall subject the Administrative Agent or any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it (except for Non-Excluded Taxes or Other Taxes covered by Section 2.19 and any Excluded Taxes);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)                               shall impose on any such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)                                  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section 2.18, the Borrower shall not be required to compensate any Lender pursuant to this Section 2.18 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section 2.18 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

2.19.                     Taxes.

(a)                                 Unless required by applicable law (as determined in good faith by the applicable withholding agent), all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, excluding (i) Taxes imposed on or measured by net income (however denominated), gross receipts Taxes (imposed in lieu of net income Taxes) and franchise Taxes (imposed in lieu of net income Taxes) imposed on the Administrative Agent or any Lender as a result of such recipient (A) being organized or having its principal office in the applicable taxing jurisdiction, or in the case of any Lender, having its applicable lending office in such jurisdiction, or (B) having any other present or former connection with the applicable taxing jurisdiction (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced, and/or engaged in any activities contemplated with respect to this Agreement or any other Loan Document); (ii) any Taxes in the nature of the branch profits tax within the meaning of Section 884 of the Code imposed by any jurisdiction described in clause (i) above; (iii) other than in the case of an assignee pursuant to a request by the Borrower under Section 2.26 hereof, any U.S. federal withholding tax except (A) to the extent such withholding tax results from a change in a Requirement of Law after the recipient became a party hereto or changed its lending office or (B) to the extent that such recipient’s assignor (if any) was entitled immediately prior to such assignment or such recipient was entitled immediately prior to changing its lending office to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to this Section 2.19(a); (iv) any withholding Tax that is attributable to the recipient’s failure to comply with Section 2.19(e) hereof; and (v) any withholding Taxes imposed pursuant to FATCA.  If any such non-excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required by law to be withheld by the applicable withholding agent from any amounts payable to the Administrative Agent or any Lender hereunder, or under any other Loan Document: (x) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary so that after all required deductions for Non-Excluded Taxes and Other Taxes (including deductions for Non-Excluded Taxes and Other Taxes applicable to additional sums payable under this Section 2.19) have been made, the Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding for Non-Excluded Taxes and Other Taxes been made, (y) the applicable withholding agent shall make such deductions, and (z) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

Notwithstanding anything to the contrary contained in this Section 2.19(a) or Section 2.19(b), unless the Administrative Agent or a Lender gives notice to the applicable Loan Party that such Loan Party is obligated to pay an amount under Section 2.19(a) or Section 2.19(b) within 180 days of the later of (x) the date the applicable party incurs the Taxes or (y) the date the applicable party has knowledge of its incurrence of the Taxes, then such party shall not be entitled to be compensated for any penalties, interest or expenses relating to such Taxes, except to the extent such penalties, interest or expenses arise or accrue on or after the date that occurs 180 days prior to the date such party gives notice to the applicable Loan Party, but if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then such 180 day period shall be extended to include such period of retroactive effect.

(b)                                 In addition, the relevant Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Taxes are payable by a Loan Party pursuant to this Section 2.19, as promptly as possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received, if any, by the Borrower or other documentary evidence showing payment thereof.

(d)                                 The Borrower shall indemnify the Administrative Agent and each Lender (within 10 days after demand therefor) for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19), and for any reasonable expenses arising therefrom or with respect thereto, that may become payable by the Administrative Agent or any Lender, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to indemnify the Administrative Agent or any Lender for any penalties, interest or expenses relating to Non-Excluded Taxes or Other Taxes to the extent that such penalties, interest or expenses are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such party’s gross negligence or willful misconduct.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents.  In addition, each Lender shall, at such times as reasonably requested by the Borrower or the Administrative Agent, deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any material respect, or upon the reasonable request of the Borrower or the Administrative Agent, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so.  Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.  Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.19(e).

Without limiting the generality of the foregoing:

(i)                                     Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)                                  Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A)                               two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)                               two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)                               in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit E (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),

(D)                               to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)                                any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any forms, documentation or other information that such Lender is not legally eligible to deliver.

(f)                                   If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the such Loan Party under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, net of any Taxes payable by the Administrative Agent or such Lender); provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender, as the case may be, is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g)                                  The agreements in this Section 2.19 shall survive the termination of this Agreement, any assignment by or replacement of a Lender, resignation of the Administrative Agent and the payment of the Loans and all other amounts payable hereunder or any other Loan Document.

(h)                                 For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.

2.20.                     Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section 2.20, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.20 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect.  This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

2.21.                     Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22.                     Fees. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and the Engagement Letter and to perform any other obligations contained therein.

2.23.                     RESERVED.

2.24.                     Nature of Fees.  All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent (for the respective accounts of the Administrative Agent and the Lenders), as provided herein.  Once paid, none of the Fees shall be refundable under any circumstances.

2.25.                     RESERVED.

2.26.                     Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18, 2.19 or 2.20, (b) refuses to extend its Term Loans pursuant to an Extension Offer pursuant to Section 2.27 or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), in each case with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement pursuant to preceding clause (a), such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Sections 2.18, 2.19 or 2.20, (iv) the replacement financial institution shall purchase, at par, all Term Loans outstanding and other amounts related thereto owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution (if other than a then existing Lender or an affiliate thereof) shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18, 2.19 or 2.20, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.27.                     Extensions of Loans and Commitments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to any or all Lenders holding Term Loans with a like Stated Maturity, the Borrower may from time to time extend the maturity date of any Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans (and related outstandings), in each case, without the consent of any other Lenders) (an “Extension”, such Term Loans so extended, an “Extended Term Loan”; and each group of Term Loans so extended, as well as the original Term Loans (not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time any the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity, the Extended Term Loans of any Lender shall be a Term Loan with the same terms as the original Term Loans; provided that at no time shall there be Term Loans hereunder (including Extended Term Loans and any original Term Loans) which have more than three different Stated Maturities, (iii) if the aggregate principal amount of Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (iv) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent, and (v) any applicable Minimum Extension Condition shall be satisfied.

(b)                                 With respect to all Extensions consummated by the Borrower pursuant to this Section 2.27, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.13 or 2.14 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s discretion) of Term Loans of any or all applicable tranches be tendered.  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.27(b) (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.13, 2.14, 2.17 and 9.7(a)) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.27.

(c)                                  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.27.  Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.27(c) and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding and conclusive on the Lenders.  Without limiting the foregoing, in connection with any Extensions, the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest Stated Maturity so that such maturity date is extended to the then latest Stated Maturity (or such later date as may be advised by local counsel to the Collateral Agent).

(d)                                 In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.27.

2.28.                     Reserved.

2.29.                     Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(b)                                 Waivers and Amendments.  The Loans and Term Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.1); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.1, require the consent of such Defaulting Lender in accordance with the terms hereof.

(c)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary, at maturity, pursuant to Article VII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender irrevocably consents hereto.

(d)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent (unless the Administrative Agent is the Defaulting Lender) agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent (unless the Administrative Agent is the Defaulting Lender) may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the relative amounts of their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3
Representations and Warranties

In order to induce the Lenders to enter into this Agreement and to make Term Loans, the Borrower represents and warrants on the Closing Date to the Administrative Agent and to each Lender as follows:

3.1.                            Existence; Compliance with Law.  Each Loan Party (a) is duly organized, validly existing and (to the extent such concept is applicable) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and (to the extent such concept is applicable) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (d) is in compliance with all Requirements of Law, except, in the case of each of the foregoing clauses (a) through (d), to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2.                            Power; Authorizations; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) that have been obtained or made and are in full force and effect, (ii) the filings made in respect of the Security Documents and (iii) to the extent that the failure to obtain any such consent, authorization, filing, notice or other act would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3.                            No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof (x) will not violate any Requirement of Law or any material Contractual Obligation of any Loan Party and (y) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents) except, in the case of each of the foregoing clauses (x) and (y), to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4.                            Accuracy of Information.  No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the Closing Date, taken as a whole and in light of the circumstances in which made, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.

3.5.                            No Material Adverse Effect.  Since September 3, 2015, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.6.                            Subsidiaries.  Schedule 3.6 annexed hereto sets forth the name and jurisdiction of organization of each direct Subsidiary of the Borrower, the Capital Stock of which will be pledged as Collateral, as of the Closing Date and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by the Borrower as of the Closing Date, and (b) as of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or restricted stock granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock that is included in the Collateral, except as created by the Loan Documents or as are not prohibited by Section 6.2.

3.7.                            Title to Assets; Liens.  The Borrower and its Domestic Restricted Subsidiaries have good and marketable title to, or a valid leasehold or easement interest in, all their other material property (including any

Mortgaged Property), taken as a whole, except for minor defects in title that do not interfere with their ability to conduct their business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of such property is subject to any Lien except Permitted Liens or Liens not prohibited by Section 6.2(b).

3.8.                            Intellectual Property.  The Borrower and its Domestic Restricted Subsidiaries own, or are licensed to use, all Intellectual Property material to the conduct of their businesses, and the use thereof by the Borrower and its Domestic Restricted Subsidiaries does not, to the knowledge of the Borrower, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any other Person, in each case except where the failure to own or license Intellectual Property, or any infringement on Intellectual Property rights would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.9.                            Use of Proceeds.  The proceeds of the Term Loans shall be utilized for general corporate purposes.

3.10.                     Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened (including “cease and desist” letters and invitations to take a patent license) by or against the Borrower or its Domestic Restricted Subsidiaries or against any of their respective properties, rights or revenues that, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.11.                     Federal Reserve Regulations.  No part of the proceeds of any Term Loan will be used for any purpose that violates the provisions of the Regulations of the Board of Governors.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock.”

3.12.                     Solvency.  The Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

3.13.                     Taxes.  Each of the Borrower and its Domestic Restricted Subsidiaries has filed or caused to be filed all federal and state income Tax and other Tax returns that are required to be filed, except if the failure to make any such filing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (x) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant entity, or (y) those where the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect).  There is no proposed Tax assessment or other claim against, and no Tax audit with respect to, the Borrower or its Domestic Restricted Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.14.                     ERISA.  Except as, in the aggregate, does not or would not reasonably be expected to result in a Material Adverse Effect: neither a Reportable Event nor a failure to satisfy the minimum funding standard of Section 430 of the Code or Section 303 of ERISA, whether or not waived, with respect to a Plan has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan; to the knowledge of the Borrower after due inquiry, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from any Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and to the knowledge of the Borrower after due inquiry, no Multiemployer Plan is in “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA) or Insolvent.

3.15.                     Environmental Matters; Hazardous Material.  There has been no matter with respect to Environmental Laws or Materials of Environmental Concern which, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.16.                     Investment Company Act; Other Regulations.  Neither the Borrower nor any Domestic Restricted Subsidiary is required to register as an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  Neither the Borrower nor any Domestic Restricted Subsidiary is subject to regulation under any Requirement of Law that limits its ability to incur Indebtedness under this Agreement and the other Loan Documents.

3.17.                     Labor Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any Domestic Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each of the Borrower and its Domestic Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower and its Domestic Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant entity.

3.18.                     Security Documents.  The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the pledged stock of a Material Subsidiary described and as defined in the Guarantee and Collateral Agreement, when stock certificates (if any) representing such Pledged Stock of a Material Subsidiary are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3.18 in appropriate form are filed in the offices specified on Schedule 3.18, including the United States Patent and Trademark Office and the United States Copyright Office, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent security interests can be so perfected (by delivery or filing UCC financing statements and other such filings as applicable) on such Collateral, as security for the Obligations (as defined in the Guarantee and Collateral Agreement) and including the Obligations, in each such case prior and superior in right to any other Person (except other Permitted Liens and Liens not prohibited by Section 6.2).

3.19.                     Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

3.20.                     EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

SECTION 4
Conditions Precedent

4.1.                            Conditions to the Closing Date.  The occurrence of the Closing Date and the making of Term Loans on the Closing Date are subject to the satisfaction or waiver of the following conditions precedent:

(a)                                 Loan Documents.  The Administrative Agent shall have received (i) counterparts hereof executed and delivered by the Borrower, each Guarantor, the Administrative Agent, the Collateral Agent, and each other Lender; (ii) Schedules to this Agreement; (iii) the Guarantee and Collateral Agreement, executed and delivered by each Loan Party party thereto; and (iv) Schedules to the Guarantee and Collateral Agreement; and the Pari Passu Intercreditor Agreement, executed and delivered by the parties thereto.

(b)                                 Corporate Documents and Proceedings.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, in the case of the Borrower, substantially in the form attached hereto as Exhibit A-1, and, in the case of the Guarantors substantially in the form attached here to as Exhibit A-2, each with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form (or, in the case of Loan Parties organized under the State of California, Illinois or Maine, a short form) good standing certificate for each Loan Party from its jurisdiction of organization.

(c)                                  No Material Adverse Effect.  Since September 3, 2015, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

(d)                                 Representations and Warranties.  All representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).

(e)                                  No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the entering into this Agreement.

(f)                                   Reserved.

(g)                                  Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where a Loan Party is organized, and such search shall reveal no liens on any of the assets of the Loan Parties except for Permitted Liens and Liens not prohibited by Section 6.2 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(h)                                 Solvency Certificate.  The Administrative Agent shall have received a customary certificate from the chief financial officer of the Borrower in form and substance satisfactory to the Administrative Agent certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated to occur on the Closing Date.

(i)                                     Payment of Fees; Expenses.  The Arrangers and the Administrative Agent shall have received all fees required to be paid, and all reasonable costs and expenses required to be paid and for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(j)                                    Legal Opinion.  The Administrative Agent shall have received the following executed legal opinions:

(i)                                     one or more legal opinions from Wilson Sonsini Goodrich & Rosati P.C., counsel to the Borrower and the Guarantors, in form and substance satisfactory to the Administrative Agent; and

(ii)                                  the legal opinion of such local counsel, in form and substance satisfactory to the Administrative Agent and as may be reasonably required by the Administrative Agent.

(k)                                 Ratings.  Each of Moody’s and S&P shall have verbally indicated to the Borrower their respective public rating of this Agreement and the Borrower shall have communicated such ratings to the Administrative Agent.

(l)                                     Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement and filings with the United States Patent and Trademark Office and United States Copyright Office) required by the Security Documents to be filed on the Closing Date or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens and Liens not prohibited by Section 6.2), shall be in proper form for filing, registration or recordation except to the extent of items identified in Section 5.8.

(m)                             Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.4.

(n)                                 Notice.  The Administrative Agent shall have received the applicable notice of borrowing, in substantially the form attached hereto as Exhibit B, from the Borrower.

(o)                                 ABL Credit Agreement.  Substantially simultaneously with the funding of the Loans, the credit facilities made available under the ABL Credit Agreement shall have been repaid in full in immediately available funds and all commitments relating thereto shall have been terminated, and all liens and security interests related thereto shall have been terminated or released, and the Administrative Agent shall have received an executed payoff letter in form and substance satisfactory to it in connection therewith on or prior to the Closing Date.

(p)                                 Patriot Act.  The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and information as is reasonably requested in writing by any Lender at least eight days prior to the Closing Date about the Borrower and its Restricted Subsidiaries that is required by U.S. Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

SECTION 5
Affirmative Covenants

So long as any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (other than contingent indemnification obligations for which no claim has been asserted) or any Term Commitment is outstanding:

5.1.                            Financial Statements, etc.  The Borrower will furnish to the Administrative Agent (for distribution to the Lenders), within 15 days after the Borrower has filed the same with the SEC, copies of the annual reports and of the information, documents and reports (or copies of such portions of any of the foregoing as the SEC may prescribe) that the Borrower may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than confidential filings, documents subject to confidential treatment and correspondence with the SEC); provided that in each case the delivery of materials to the Administrative Agent by electronic means or filing of documents pursuant to the SEC’s “EDGAR” system (or any successor electronic filing system) shall be deemed to be “furnished” with the Administrative Agent as of the time such documents are filed via the “EDGAR” system for purposes of this Section 5.1.

5.2.                            Compliance Certificate.

(a)                                 The Borrower shall deliver to the Administrative Agent, within 100 days after the end of each fiscal year of the Borrower, an officers’ certificate of a Responsible Officer of the Borrower stating that a review of the activities of the Borrower and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Responsible Officer with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to such Responsible Officer signing such certificate, that to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Term Loans is prohibited or if such event has occurred, a description of the event and what action the Borrower is taking or proposes to take with respect thereto.

(b)                                 The Borrower will deliver to the Administrative Agent, forthwith upon any Responsible Officer becoming aware of any Default or Event of Default (which shall be no more than five (5) Business Days following the date on which the Responsible Officer becomes aware of such Default or Event of Default), an officer’s certificate of a Responsible Officer of the Borrower specifying such Default or Event of Default and what action the Borrower is taking or proposes to take with respect thereto.

5.3.                            Maintenance of Existence.  Borrower shall preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises reasonably necessary in the normal conduct of its business, except, in each case, (x) as otherwise permitted by Section 6.3 or (y) to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4.                            Maintenance of Insurance.

(a)                                 The Loan Parties will maintain insurance policies (or self-insurance) on all its property in at least such amounts and against at least such risks as are usually insured against by companies of a similar size engaged in the same or a similar business (after giving effect to any self-insurance which in the good faith judgment of management of the Borrower is reasonable and prudent in light of the size and nature of its business) and each general liability policy of insurance maintained by a Loan Party shall name the Collateral Agent, as an additional insured thereunder as its interests may appear and each general property insurance policy maintained by a Loan Party shall contain a lender loss payable endorsement that names the Collateral Agent, as a joint loss payee thereunder as its interests may appear, provided that, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from insurance policies shall be paid to the Borrower (or a designated Loan Party), (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the Borrower any amounts received by it as an additional insured or lender loss payee under any property insurance maintained by the Borrower and its Subsidiaries, and (C) the Collateral Agent agrees that the Borrower and/or its applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance. Notwithstanding anything to the contrary herein, with respect to Foreign Subsidiaries and any Collateral located outside of the United States, the requirements of this Section 5.4 shall be deemed satisfied if the Borrower obtains insurance policies that are customary and appropriate for the applicable jurisdiction. Upon the request of the Collateral Agent, the Borrower and the Guarantors will furnish to the Collateral Agent full information as to their general property and liability insurance carriers; and

(b)                                 if at any time any Mortgaged Property that remains subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agent) as a special flood hazard area, then the Borrower shall, or shall cause the applicable Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer reasonably acceptable to the Administrative Agent, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

5.5.                            Use of Proceeds.  Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 3.9.

5.6.                            After-Acquired Collateral; Further Assurances.

(a)                                 With respect to any property acquired after the date of this Agreement by the Borrower or any Guarantor (other than any property or rights described in clause (b) and (c) of this Section 5.6) that constitutes Collateral and as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien to the extent required by the Guarantee and Collateral Agreement, the Borrower and each applicable Guarantor shall promptly (provided that, in the case of Intellectual Property, at least quarterly):

(i)                                     execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property or rights; and

(ii)                                  (A) file Uniform Commercial Code financing statements or amendments thereto with the applicable filing office in the jurisdiction of formation or incorporation of the Borrower or any Guarantor (as applicable) and/or (B) record filings with the United States Patent and Trademark Office and United States Copyright Office within the time specified in the Guarantee and Collateral Agreement, as applicable, in each case, to perfect a security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in such property or rights that is prior to all other Liens on the Collateral other than Permitted Liens and Liens not prohibited by Section 6.2.

(b)                                 With respect to any fee interest in any real property located in the United States having a Fair Market Value (together with improvements thereof) of at least $100,000,000 acquired after the date of this

Agreement by the Borrower or any Guarantor (other than any such real property subject to a Permitted Lien which precludes the granting of a Mortgage thereon), within 90 days after the acquisition thereof, the Borrower and each applicable Guarantor shall:

(i)                                     execute and deliver a first priority Mortgage or where appropriate under the circumstances, an amendment to an existing Mortgage, in each case in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property,

(ii)                                  if requested by the Collateral Agent, provide the Secured Parties with (A) either (x) title insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) in form and substance reasonably satisfactory to the Collateral Agent, as well as a current ALTA survey thereof, together with a surveyor’s certificate or (y) where an amendment to an existing Mortgage has been delivered pursuant to clause (i), an endorsement to the existing title policy adding such property as an insured parcel, and (B) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage or Mortgage amendment (to the extent obtainable using commercially reasonable efforts), each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent;

(iii)                               if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described in clauses (i) and (ii) above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent and include opinions regarding the enforceability of such Mortgage and the due authorization, execution and delivery thereof; and

(iv)                              deliver to the Collateral Agent a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the respective Loan Party) with respect to such property and, if such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, evidence of flood insurance required by Section 5.4.

(c)                                  With respect to any Subsidiary that is required to become a Guarantor pursuant to Section 6.1 or otherwise elects to become a Guarantor, within 60 days of the date such Subsidiary is required to become a Guarantor (or such date of election if such election is made by such Subsidiary) the Borrower and each applicable Guarantor shall:

(i)                                     cause such Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) file Uniform Commercial Code financing statements or other filings in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Permitted Liens and Liens not prohibited by Section 6.2) in the Collateral described in the Guarantee and Collateral Agreement with respect to such Subsidiary and (C) to deliver to the Collateral Agent a customary closing certificate of such Subsidiary, in form and substance reasonably satisfactory to the Collateral Agent, with appropriate insertions and attachments; and

(ii)                                  if requested by the Collateral Agent, deliver to the Collateral Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

5.7.                            Compliance with Laws.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.8.                            Post-Closing Obligations.  The Borrower shall deliver to the Administrative Agent on or prior to the date that is 90 days after the Closing Date (or such later date as the Administrative Agent may reasonably agree) (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record title holder of such Mortgaged Property, (ii) to the extent applicable in the relevant jurisdiction (A) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Administrative Agent) of the Fair Market Value of such Mortgaged Property and fixtures, as reasonably determined by the Borrower and agreed to by the Administrative Agent, issued by the Title Insurance Company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except for Permitted Liens, together with such endorsements (other than a creditor’s rights endorsement) as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (B) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the Title Insurance Company to induce the Title Insurance Company to issue the title policies and endorsements contemplated above, (C) evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (D) a survey of each Mortgaged Property in such form as shall be required by the Title Insurance Company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), (E) completed “Life-of-Loan” Federal Emergency Management Agency (“FEMA”) Standard Flood Hazard Determination with respect to each Mortgaged Property subject to the applicable FEMA rules and regulations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and (F) if any Mortgaged Property is located in an area determined by FEMA to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and the other Flood Insurance Laws and as required under Section 5.4 and (iii) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

SECTION 6
Negative Covenants

The Borrower agrees that, so long as any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (other than contingent indemnification obligations for which no claim has been asserted) or any Term Commitment is outstanding:

6.1.                            Limitation on Subsidiary Indebtedness.

(a)                                 The Borrower will not permit any of its Domestic Restricted Subsidiaries to create, assume, incur, Guarantee or otherwise become liable for any Indebtedness (any such Indebtedness or Guarantee, “Subsidiary Debt”), without causing such Domestic Restricted Subsidiary to Guarantee the Obligations, pursuant to Section 5.6(c), until such time as such Subsidiary Debt is no longer outstanding or in effect.

(b)                                 Section 6.1(a) shall not apply to, and there shall be excluded from Subsidiary Debt in any computation under such restriction, Subsidiary Debt constituting:

(1)                                 Subsidiary Debt of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by the Borrower or any Domestic Restricted Subsidiary of the Borrower or otherwise becomes a Domestic Restricted Subsidiary of the Borrower (or arising thereafter pursuant to contractual commitments entered into prior to such Person becoming a Domestic Restricted Subsidiary) or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Domestic Restricted Subsidiary of the Borrower (or arising thereafter pursuant to contractual commitments entered into prior to such Person becoming a Domestic Restricted Subsidiary) and is assumed by such Subsidiary, other than any increase in the amount of such Subsidiary Debt (including any increase in the amount of such Subsidiary Debt arising pursuant to contractual commitments entered into prior to such acquisition) incurred in contemplation thereof; provided that any such Subsidiary Debt is not Guaranteed by any other Domestic Restricted Subsidiary of the Borrower (other than any Guarantee existing at the time of such merger, consolidation or sale, lease or other disposition of properties and assets and that was not issued in contemplation thereof);

(2)                                 Subsidiary Debt owed to the Borrower or any Domestic Restricted Subsidiary or under Guarantees of any such Subsidiary Debt;

(3)                                 Subsidiary Debt created, incurred, issued, assumed or Guaranteed to pay or finance the payment of all or any part of the purchase price or the cost of development, operation, construction, alteration, repair or improvement of property, assets or equipment acquired or developed, operated, constructed, altered, repaired or improved by a Domestic Restricted Subsidiary, and any related transactional fees, costs and expenses, provided such Subsidiary Debt is created, incurred, issued, assumed or Guaranteed within 18 months (or in the case of any Subsidiary Debt supported by an export credit agency, 24 months) after the later of (i) the acquisition or the completion of any such development, operation, construction, alteration, repair or improvement of such property, assets or equipment, whichever is later, or (ii) the placing into commercial operation of such property after the acquisition or completion of any such development, operation, construction, alteration, repair or improvement (or, in each case, is incurred pursuant to firm commitment financing arrangements obtained within such period), and, provided further, that the outstanding amount of such Subsidiary Debt, without duplication, does not exceed 100% of the fair value of the property or equipment acquired or developed, operated, constructed, altered, repaired or improved at the time such Subsidiary Debt is incurred;

(4)                                 Subsidiary Debt permitted to be secured by Liens permitted by clauses (4) or (5) of the definition of Permitted Lien (whether or not such Subsidiary Debt is in fact secured by such Liens) and any Guarantees thereof; or

(5)                                 Subsidiary Debt outstanding on the date of this Agreement and any extension, renewal, substitution, replacement, refinancing or refunding of any Subsidiary Debt existing on the date of this Agreement or referred to in clauses (1), (2), (3) or (4); provided that any Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall be incurred within 12 months of the maturity, retirement or other repayment or prepayment (including any such repayment pursuant to amortization obligations with respect to such Subsidiary Debt) of the Subsidiary Debt referred to in this clause (5) or clauses (1), (2), (3) or (4) above and the outstanding amount of the Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall not exceed the outstanding amount of Subsidiary Debt being extended, renewed, substituted, replaced, refinanced or refunded plus any premiums or fees (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, substitution, replacement, refinancing or refunding.

(c)                                  Notwithstanding Sections 6.1(a) and (b), any Domestic Restricted Subsidiary of the Borrower may create, assume, incur, Guarantee or otherwise become liable for Indebtedness that would otherwise be subject to Section 6.1(a), without Guaranteeing the Obligations hereunder, if after giving effect thereto, Aggregate Debt does not exceed an amount equal to the greatest of (1) $2.50 billion, (2) 15% of Consolidated Net Tangible Assets of the Borrower and (3) 1.75 times Consolidated EBITDA of the Borrower for the Measurement Period immediately preceding the date of the creation or incurrence of the Subsidiary Debt. Any Domestic Restricted Subsidiary also may, without Guaranteeing the payment of the Obligations, extend, renew, substitute, replace, refinance or refund any Subsidiary Debt permitted pursuant to the preceding sentence; provided that any Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall be incurred within 12 months of the maturity, retirement or other repayment or prepayment (including any such repayment pursuant to amortization obligations with respect to such Subsidiary Debt) of the Subsidiary Debt being extended, renewed, substituted, replaced, refinanced or refunded and the outstanding amount of the Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall not exceed the outstanding amount of Subsidiary Debt being extended, renewed, substituted, replaced, refinanced or refunded plus any premiums or fees (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, substitution, replacement, refinancing or refunding.

(d)                                 For purposes of this Section 6.1, in the event that any Subsidiary Debt meets the criteria of more than one of the types of Subsidiary Debt in such Section, the Borrower, in its sole discretion, will classify, and may reclassify, such Subsidiary Debt and only be required to include the amount and type of such Subsidiary Debt in one of clauses (1) through (5) of Section 6.1(b) or Section 6.1(c), and Subsidiary Debt may be divided and classified and reclassified into more than one of the types of Subsidiary Debt described above. In addition, for purposes of calculating compliance with this Section 6.1, in no event will the amount of any Subsidiary Debt be required to be included more than once despite the fact more than one Person is or becomes liable with respect to any related Indebtedness (for example, and for avoidance of doubt, in the case where more than one Domestic Restricted Subsidiary incurs Subsidiary Debt or otherwise becomes liable for such Subsidiary Debt, the amount of such Subsidiary Debt shall only be included once for purposes of such calculations).

(e)                                  The Guarantee of the Obligations by any Subsidiary will terminate upon:

(1)                                 the release or discharge of the Indebtedness of or Guarantee by such Subsidiary that resulted in the obligation to Guarantee the Obligations pursuant to Section 6.1(a) (or would have resulted in the creation of a Guarantee pursuant to Section 6.1(a) had such Guarantee not already been in place) (other than a discharge of (A) a Guarantee as a result of payment under such Guarantee or (B) Indebtedness as a result of the acceleration of such Indebtedness due to a default or event of default under the terms thereof);

(2)                                 a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Subsidiary such that such Subsidiary is no longer a Domestic Restricted Subsidiary of the Borrower; or

(3)                                 if such Subsidiary was not required to Guarantee the Obligations pursuant to Section 6.1(a) but did so at its option, the request by such Subsidiary of release at any time; provided that after giving effect to such release the Borrower would be in compliance with the covenant set forth in this Section 6.1.

The Administrative Agent will execute any documents reasonably required in order to evidence the release of any Subsidiary from its obligations under its Guarantee pursuant to the foregoing.

6.2.                            Limitation on Liens.

(a)                                 The Borrower will not, and will not permit any of its Domestic Restricted Subsidiaries, to create or incur any Lien on any Principal Property or on Collateral, in each case, whether now owned or hereafter acquired, in order to secure any Indebtedness, except Permitted Liens.

(b)                                 Notwithstanding Section 6.2(a), the Borrower or any Domestic Restricted Subsidiary of the Borrower may create or incur Liens which would otherwise be subject to the restrictions set forth in Section 6.2(a), if after giving effect thereto, Aggregate Debt does not exceed an amount equal to the greatest of (1) $2.50 billion, (2) 15% of Consolidated Net Tangible Assets of the Borrower and (3) 1.75 times Consolidated EBITDA of the Borrower for the Measurement Period immediately preceding the date of the creation or incurrence of the Lien; provided that any such Liens that are created or incurred in reliance on this Section 6.2(b) shall only secure Pari Passu Lien Indebtedness. The Borrower or any Domestic Restricted Subsidiary of the Borrower also may create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to this or the preceding sentence or that secure any extension, renewal, replacement, refinancing or refunding (including any successive extensions, renewals, replacements, refinancings or refundings) of any Indebtedness within 12 months of the maturity, retirement or other repayment or prepayment of the Indebtedness (including any such repayment pursuant to amortization obligations with respect to such Indebtedness) being extended, renewed, substituted, replaced, refinanced or refunded, which Indebtedness is secured by a Lien permitted pursuant to this or the preceding sentence.  Notwithstanding anything herein to the contrary, Indebtedness outstanding on the Closing Date under this Agreement and under the Secured Notes issued on the Closing Date shall be treated as incurred on the Closing Date under this paragraph.

(c)                                  For purposes of this Section 6.2, (1) the creation of a Lien to secure Indebtedness which existed prior to the creation of such Lien will be deemed to involve Indebtedness in an amount equal to the lesser of (x) the fair value (as determined in good faith by the Borrower) of the asset subjected to such Lien and (y) the principal amount secured by such Lien, and (2) in the event that a Lien meets the criteria of more than one of the types of Permitted Liens or Liens created or incurred in reliance on Section 6.2(b), the Borrower, in its sole discretion, will classify, and may reclassify, such Lien and only be required to include the amount and type of such Lien as a Permitted Lien or a Lien created or incurred in reliance on Section 6.2(b), and a Lien may be divided and classified and reclassified into more than one of such types of Liens. In addition, for purposes of calculating compliance with this Section 6.2, in no event will the amount of any Indebtedness or Liens securing any Indebtedness be required to be included more than once despite the fact more than one Person is or becomes liable with respect to such Indebtedness and despite the fact such Indebtedness is secured by the assets of more than one Person (for example, and for avoidance of doubt, in the case where there are Liens on assets of one or more of the Borrower and its Domestic Restricted Subsidiaries securing any Indebtedness, the amount of such Indebtedness secured shall only be included once for purposes of such calculations).

6.3.                            Merger, Consolidation, or Sale of Assets.

(a)                                 The Borrower may not consolidate with or merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties, rights and assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any Person, in a single transaction or in a series of related transactions, unless:

(1)                                 either (i) the Person formed by or surviving such consolidation or merger is the Borrower or (ii) the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties, rights and assets of the Borrower (the “Successor Company”), is an entity organized under the laws of the United States of America, any State thereof or the District of Columbia;

(2)                                 in any such transaction in which there is a Successor Company, the Successor Company expressly assumes the Obligations pursuant to joinder agreements or other documents reasonably satisfactory to the Administrative Agent; and

(3)                                 immediately after giving effect to the transaction, no Event of Default and no Default shall have occurred and be continuing.

This Section 6.3 shall not apply to:

(i)                                     a merger of the Borrower with an Affiliate solely for the purpose of reincorporating the Borrower in another jurisdiction in the United States of America, any State thereof or the District of Columbia; or

(ii)                                  any consolidation or merger of (a) the Borrower into a Guarantor, (b) a Guarantor into the Borrower or another Guarantor or (c) a Subsidiary of the Borrower into the Borrower or another Subsidiary of the Borrower; or

(iii)                               any sale, assignment, transfer, conveyance, lease or other disposition of property, rights or assets (a) by the Borrower to a Guarantor, (b) by a Guarantor to the Borrower or another Guarantor or (c) by a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower.

(b)                                 Upon any consolidation of the Borrower with, or merger of the Borrower into, any other Person or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all the properties, rights and assets of the Borrower to a Successor Company in accordance with the conditions described in Section 6.3(a), the Successor Company shall succeed to and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, the Pari Passu Intercreditor Agreement and the Security Documents with the same effect as if such Successor Company had been named as the Borrower and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement, the Pari Passu Intercreditor Agreement and the Security Documents.

(c)                                  For the avoidance of doubt, notwithstanding any provision herein to the contrary, any sale, assignment, conveyance, transfer, lease or other disposition of Material Intellectual Property by Borrower to one or more Restricted Subsidiaries in a single or series of related transactions where the conditions set forth in the proviso to Section 9.14(a) have been satisfied shall not be considered a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties, rights or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, for purposes of this Section 6.3.

6.4.                            Limitation on Sale and Leaseback Transactions.

(a)                                 The Borrower will not, and will not permit any of its Domestic Restricted Subsidiaries, to enter into any sale and lease-back transaction with respect to any Principal Property or Collateral, whether now owned or hereafter acquired, unless:

(1)                                 such transaction was entered into prior to the Closing Date;

(2)                                 such transaction was for the sale and leasing back to the Borrower or a Domestic Restricted Subsidiary by the Borrower or any Subsidiary of any Principal Property or Collateral;

(3)                                 such transaction involves a lease of Principal Property or Collateral executed by the time of or within 18 months (or in the case of any transaction supported by the credit of an export credit agency, 24 months) after the later of (i) the acquisition or the completion of any such development, operation, construction, alteration, repair or improvement of such property, assets or equipment or (ii) the placing into commercial operation of such Principal Property or Collateral after the acquisition or completion of any such development, operation, construction, alteration, repair or improvement;

(4)                                 such transaction involves a lease for not more than three years (or which may be terminated by the Borrower or the applicable Domestic Restricted Subsidiary within a period of not more than three years);

(5)                                 the Borrower or the applicable Domestic Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased in an amount equal to Attributable Debt with respect to such sale and lease-back transaction pursuant to Section 6.2(a); or

(6)                                 the Borrower or the applicable Domestic Restricted Subsidiary applies an amount equal to the net proceeds from the sale of the Principal Property to the purchase of other Principal Property or to the retirement, repurchase or other repayment or prepayment of the Loans or other Pari Passu Lien Indebtedness within 365 calendar days before or after the effective date of any such sale and lease-back transaction.

(b)                                 Notwithstanding Section 6.4(a), the Borrower and its Domestic Restricted Subsidiaries may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Aggregate Debt does not exceed an amount equal to the greatest of (1) $2.50 billion, (2) 15% of Consolidated Net Tangible Assets of the Borrower and (3) 1.75 times Consolidated EBITDA of the Borrower for the Measurement Period immediately preceding the closing date of the sale and lease-back transaction.

6.5.                            Anti-Corruption Laws and Sanctions.  The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7
Events of Default

7.1.                            Events of Default.  Each of the following is an “Event of Default”:

(a)                                 failure by the Borrower to pay principal when due;

(b)                                 failure by the Borrower to pay any interest or any other obligation due under this Agreement or the Security Documents for 30 calendar days after such amount becomes due;

(c)                                  failure by the Borrower to comply with Section 2.14 in connection with a Change of Control Triggering Event and such failure continues for a period of 30 calendar days;

(d)                                 failure by the Borrower or any of its Subsidiaries to perform, or breach by the Borrower or any of its Subsidiaries of, any other covenant, agreement or condition in this Agreement or any Security Document for 90 calendar days after either the Administrative Agent or the Required Lenders have given the Borrower written notice of the breach in the manner required by this Agreement;

(e)                                  default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness under the indenture governing the Secured Notes or any agreement governing other First Lien Debt, whether such Indebtedness or guarantee now exists or is created after the Borrowing of the Loans, if both: (a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or such default is with respect to another obligation under such Indebtedness and results in the holder or holders of such Indebtedness causing the payment of such Indebtedness to be accelerated and to become due prior to its stated maturity; and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness not so paid when due, or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(f)                                   the Borrower or any Significant Subsidiary, pursuant to or within the meaning of any Debtor Relief Law:

(1)                                 commences proceedings to be adjudicated bankrupt or insolvent;

(2)                                 consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Debtor Relief Laws;

(3)                                 consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or

(4)                                 makes a general assignment for the benefit of its creditors;

(g)                                  a court of competent jurisdiction enters an order or decree under any Debtor Relief Law that:

(1)                                 is for relief against the Borrower or any Significant Subsidiary in a proceeding in which the Borrower or any Significant Subsidiary is to be adjudicated bankrupt or insolvent;

(2)                                 appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any Significant Subsidiary, or for all or substantially all of the property of the Borrower or any Significant Subsidiary; or

(3)                                 orders the liquidation, dissolution or winding up of the Borrower or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

provided that, in the cases of the foregoing clauses (f) and (g), (i) such event or circumstance is either (x) a voluntary proceeding or results therefrom or (y) under or pursuant to the laws of such Person’s jurisdiction of incorporation or organization or the jurisdiction in which its head office is located or the laws of the jurisdictions in which all or substantially all its assets are located, and (ii) in no event shall any such event or circumstance constitute an Event of Default if such event or circumstance is a result of a bankruptcy, insolvency, reorganization or other similar proceeding with respect such Person or its assets or business that was ongoing or in process at the time such Person became a Subsidiary of the Borrower (including any alternate proceedings) or other such proceedings that are in the nature of either a continuation or extension thereof;

(h)                                 any of the Security Documents shall cease, for any reason, to be in full force and effect (other than in accordance with its terms) with respect to Collateral with a book value greater than $150,000,000, or any Loan Party shall so assert, or any Lien (affecting Collateral with a book value greater than $150,000,000) created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than, in each case, pursuant to a failure of the Administrative Agent, the Collateral Agent, any other agent appointed by the Administrative Agent, the Collateral Agent or the Lenders to take any action within the sole control of such Person) (it being understood that the release of Collateral from the Security Documents or the discharge of a Guarantor therefrom shall not be construed (x) as any of the Security Documents ceasing to be in full force and effect or (y) as any of the Liens created thereunder ceasing to be enforceable or of the same priority and effect purported to be created thereby) and such Default continues for 60 calendar days after either the Administrative Agent or the Required Lenders have given the Borrower written notice of the Default in the manner required by this Agreement; and

(i)                                     except as permitted by this Agreement or the Guarantee and Collateral Agreement, any Guaranty Reimbursement Obligation of a Significant Subsidiary ceases, for any reason, to be in full force and effect (other than in accordance with its terms), or any Significant Subsidiary that is a Guarantor denies or disaffirms in writing its obligations under its Guaranty Reimbursement Obligation.

In the case of an Event of Default specified in clause (f) or (g) of this Section 7.1 with respect to the Borrower, all outstanding Term Loans will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Required Lenders may declare all the Term Loans to be due and payable immediately.  Upon any such declaration, the Term Loans shall become due and payable immediately.  The Required Lenders by written notice to the Administrative Agent may, on behalf of all of the Lenders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

In the event of a declaration of acceleration of the Term Loans because an Event of Default described in Section 7.1(e) has occurred and is continuing, the declaration of acceleration of the Term Loans shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 7.1(e) shall be remedied or cured, or waived by the holders of the First Lien Debt, or the First Lien Debt that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Term Loans would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Term Loans that became due solely because of the acceleration of the Term Loans, have been cured or waived.

SECTION 8
The Agents

8.1.                            Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Each Lender hereby irrevocably designates and appoints the Collateral Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Administrative Agent and the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.

8.2.                            Delegation of Duties.  Each of the Administrative Agent and the Collateral Agent may execute any of their duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  None of the Administrative Agent and the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

8.3.                            Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4.                            Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts reasonably selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent shall first receive such advice or concurrence of the Required

Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement or any other Loan Document, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5.                            Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement or any other Loan Document, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Administrative Agent shall deem advisable in the best interests of the Lenders.

8.6.                            Non-Reliance on the Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

8.7.                            Indemnification.  The Lenders agree to indemnify the Agent in their capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Percentage in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Term Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Term Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent, in any way relating to or arising out of, the Term Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, gross negligence or willful misconduct.  The agreements in this Section 8.7 shall survive the payment of the Term Loans and all other amounts payable hereunder.

8.8.                            Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Term Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9.                            Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as an Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans.  If no successor agent has accepted appointment as an Administrative Agent by the date that is ten (10) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After the retiring Administrative Agent’s resignation, the provisions of this Section 8 and Section 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.10.                     The Co-Syndication Agents and the Co-Documentation Agents.  The Co-Syndication Agents and the Co-Documentation Agents shall not have any duties or responsibilities hereunder in their capacity as such or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Co-Syndication Agents or the Co-Documentation Agents.

8.11.                     Collateral Security.  The Collateral Agent will hold, administer and manage any Collateral pledged from time to time under the Guarantee and Collateral Agreement either in its own name or as Collateral Agent, but each Lender shall hold a direct, undivided pro rata beneficial interest therein, on the basis of its proportionate interest in the Secured Obligations, by reason of and as evidenced by this Agreement and the other Loan Documents, subject to the priority of payments referenced in Section 6.4 of the Guarantee and Collateral Agreement.

8.12.                     Enforcement by the Administrative Agent and Collateral Agent.  All rights of action under this Agreement and under the Notes and all rights to the Collateral hereunder may be enforced by the Administrative Agent and the Collateral Agent and any suit or proceeding instituted by the Administrative Agent or the Collateral Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent or Collateral Agent without the necessity of joining as plaintiffs or defendants any other Lenders, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of the Administrative Agent and the Collateral Agent.

8.13.                     Withholding Tax.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13.  The agreements in this Section 8.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9
Miscellaneous

9.1.                            Amendments and Waivers.

(a)                                 None of this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  Except to the extent otherwise provided in (or permitted by) the Guarantee and Collateral Agreement, the Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (I) enter into written amendments, supplements or modifications hereto or to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (II) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A)(i) forgive the principal amount or extend the final scheduled date of maturity of any Term Loan, (ii) reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, (iii) increase the amount or extend the expiration date of any Lender’s Term Commitment (it being understood that a waiver of any Event of Default or Default shall not be deemed to be an increase in the amount of or extension of the expiration date of any Lender’s Term Commitments ), or (iv) release all or substantially all of the Collateral for the Obligations or release all or substantially all of the Guarantors (except, in either case, as expressly permitted by the Loan Documents), in each case without the written consent of each Lender directly affected thereby, (B) RESERVED; (C) without the consent of all the Lenders, (i) amend, modify or waive any provision of this Section 9.1(a) or any other provision of any Section hereof expressly requiring the consent of all the Lenders (except, in either case, for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford protections to such additional extensions of credit of the type provided to the Term Commitments on the Closing Date), or (ii) reduce the percentage specified in or otherwise change the definition of Required Lenders (it being understood that, with the consent of the Required Lenders or as otherwise permitted hereunder, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Commitments are included on the Closing Date), or (iii) change Section 2.17 in a manner that would alter the pro rata sharing of payments required thereby (other than as permitted thereby or by Section 9.1(b)), (D) amend, modify or waive any provision of Section 8 or any other provision of this Agreement or the other Loan Documents, which affects, the rights, duties or obligations of the Administrative Agent without the written consent of the Administrative Agent and (E) require consent of any Person to an amendment to this Agreement made pursuant to Section 2.27 other than the Borrower and each Lender participating in the respective Extension.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under any other Loan Documents, and any Default or Event of Default waived shall be deemed to have not occurred or to be cured and not continuing, as the parties may agree; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)                                 Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Borrower and the institutions providing each Refinancing Credit Facility (as defined below) (a) to add one or more additional credit facilities to this Agreement for the purpose of refinancing or replacing any and all of the Term Loans and Term Commitments hereunder (each a “Refinancing Credit Facility”) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided that (i) no Default or Event of Default then exists or would result therefrom, (ii) any Refinancing Credit Facility does not mature prior to the earliest maturity date of the Term Loans being refinanced and (iii) the other terms and conditions of such Refinancing Credit Facility (excluding pricing and optional prepayment and redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the Lenders providing such Refinancing Credit Facility than, those applicable to the Term Loans being refinanced (except for covenants or other provisions applicable only to periods after the latest Termination Date of the Term Loans existing at the time of such refinancing).

(c)                                  Notwithstanding anything to the contrary contained in this Section 9.1, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.  Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the Administrative Agent and the Collateral Agent are each hereby irrevocably authorized by each Lender (and each such Lender expressly consents), without any further action or the consent of any other party to any Loan Document, to make any technical amendments to the Guarantee and Collateral Agreement to correct any cross-references therein to any provision of this Agreement that may be necessary in order to properly reflect the amendments made to this Agreement.

(d)                                 Notwithstanding anything to the contrary contained in the Loan Documents, the Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.1); provided that any waiver, amendment or modification (i) requiring the consent of all Lenders or (ii) each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of each Defaulting Lender.

9.2.                            Notices.

(a)                                 All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received, addressed as follows in the case of the Loan Parties and the Administrative Agent, and as set forth in the administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower:	Micron Technology, Inc.
8000 S. Federal Way
Boise, Idaho 83716-9632
Attention: General Counsel

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attention: John Fore
Telecopier No.: 650-493-6811

The Administrative Agent:	Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, New York 10036
Attention: Agency Team
Email: AGENCY.BORROWERS@morganstanley.com
Telephone No.: 917-260-0588

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave
New York, NY 10017
Attention: Justin M. Lungstrum
Telecopier No.: 212-455-2502

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites or other information platform) (the “Platform”) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Sections 2.2, 2.8(e), 2.11, 2.13, 2.14, 2.15, 2.20 and 2.27(d) unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  RESERVED.

(d)                                 Each of the Loan Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e)                                  The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agent or any of their respective officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by any of the Agent or any of their respective officers, directors, employees, agents, advisors or representatives in connection with the Platform or the Approved Electronic Communications.

(f)                                   Each of the Loan Parties, the Lenders and the Agent agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

9.3.                            No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4.                            Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and the other extensions of credit hereunder.

9.5.                            Payment of Expenses.  The Borrower agrees (a) to pay or reimburse each of the Administrative Agent and the Collateral Agent for all its reasonable out-of-pocket costs and expenses reasonably incurred in connection with (i) the development, negotiation, preparation, execution and delivery of this Agreement, the Notes and any other documents prepared in connection herewith or therewith, including any amendment, supplement or modification to any of the foregoing and (ii) the consummation and administration of the transactions contemplated hereby and thereby, and the reasonable fees and disbursements of one counsel to the Administrative Agent, the Collateral Agent and the Arrangers, taken as a whole (and, to the extent necessary, one local counsel in each relevant jurisdiction for all such entities, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction to the affected entities similarly situated, taken as a whole), and security interest filing and recording fees and expenses, (b) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all its reasonable costs and expenses reasonably incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents following the occurrence and during the continuance of an Event of Default, including without limitation, the reasonable fees and disbursements of one counsel to the Administrative Agent, the Collateral Agent and the Lenders and each of their respective affiliates, taken as a whole (and, to the extent reasonably necessary, one local counsel in each relevant jurisdiction for all such entities, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction to the affected entities similarly situated, taken as a whole), and (c) to pay, and indemnify and hold harmless each Lender, each Arranger, each Co-Syndication Agent, each Co-Documentation Agent, the Collateral Agent, the Administrative Agent and each of their respective Affiliates, directors, officers, employees, representatives, partners and agents (each, an “Indemnitee”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, preservation of rights and administration of this Agreement, the Notes, the other Loan Documents or the use of the proceeds of the Term Loans or any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Loan Parties or any of their respective properties and the reasonable fees and expenses of one legal counsel for the Indemnitees taken as a whole in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities to the extent (x) determined by the final judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s Related Persons, (y) resulting from a material breach by such Indemnitee or any of such Indemnitee’s Related Persons of its material obligations under this Agreement or the other Loan Documents or (z) related to any dispute solely among Indemnitees other than any claims against any Indemnitee in its capacity or in fulfilling its role as an Agent, an Arranger or any similar role under this Agreement and the other Loan Documents and other than any claims involving any act or omission on the part of the Borrower or its Subsidiaries; provided, further, that the Borrower shall in no event be responsible for consequential, indirect, special or punitive damages to any Indemnitee pursuant to this Section 9.5 except such consequential, indirect, special or punitive damages required to be paid by such Indemnitee in respect of any indemnified liabilities.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  To the extent permitted by applicable law, no Loan Party nor any of their respective Subsidiaries shall assert, and each Loan Party hereby waives, on behalf of itself and its Subsidiaries, any claim against each Lender, each Co-Syndication Agent, each Co-Documentation Agent, each Arranger, each Agent and their respective affiliates, directors, officers, employees, attorneys, representatives, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees, on behalf of themselves and each of their respective Subsidiaries, not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor.  The agreements in this Section shall survive repayment of the Term Loans and all other amounts payable hereunder.  This Section 9.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

9.6.                            Successors and Assigns; Participations.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted, except that (i) unless otherwise permitted by Section 6.3 hereof, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitments and the Term Loans at the time owing to it) with the prior written consent of:

(A)                               the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.1(a) or (b) has occurred and is continuing, any other Person; and

(B)                               the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7.1(a) or (b) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                               (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (although the Borrower shall not be responsible for the payment of the recordation fee unless the Borrower has chosen to replace a Lender pursuant to Section 2.26) and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(C)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and

(D)                               none of the Loan Parties, their respective Affiliates or any natural person shall be an Assignee hereunder.

For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 9.5 for the period of time in which it was a Lender hereunder.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amount (and interest amounts) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Any assignment of any Term Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.

(v)                                 Upon its receipt of an Assignment and Acceptance (executed via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually)), by a transferor Lender and an Assignee, as the case may be (and, in the case of an Assignee that is not then a Lender, by the Administrative Agent and the Borrower to the extent required under paragraph (c) below), together with payment to the Administrative Agent by the transferor Lender or the Assignee of a recordation and processing fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance, (ii) on the effective date of such transfer determined pursuant thereto record the information contained therein in the Register and (iii) give notice of such acceptance and recordation to the transferor Lender, the Assignee and the Borrower.

(vi)                              Notwithstanding anything to the contrary contained in this Section 9.6(b), no consent of the Administrative Agent (and no processing and recordation fee or administrative questionnaire) shall be required to be obtained, paid or delivered (as the case may be) for any assignment of Term Loans in any principal amount as part of a purchase of such Term Loans in accordance with Section 2.13(c).

(c)                                  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Document or to otherwise exercise its voting righting rights under this Agreement and any other Loan Document; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1(a) and (2) directly affects such Participant.  Subject to paragraph (c)(i) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations of such sections and Sections 2.21 and 2.26 and it being understood that the documentation required under Section 2.19(e) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(i)                                     A Participant shall not be entitled to receive any greater payment under Section 2.18, 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that any entitlement to a greater payment results from a change in any Requirement of Law arising after such Participant became a Participant.

(ii)                                  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”).  The entries in a Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans) except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Section 5f.103(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  Subject to Section 9.15, the Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee (in each case which agrees to comply with the provisions of Section 9.15 or confidentiality requirements no less restrictive on such prospective transferee than those set forth in Section 9.15) any and all financial information in such Lender’s possession concerning the Borrower and its

Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

9.7.                            Adjustments; Setoff.

(a)                                 Except to the extent that this Agreement, any other Loan Document or a court order expressly provides or permits for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment or participation made pursuant to Section 9.6 or in connection with an auction that is permitted under Section 2.13(c)), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Notwithstanding anything to the contrary contained in this Section 9.7(a), no purchase of Term Loans in connection with an Auction that is permitted under Section 2.13(c) (and no payment made or cancellation of such Term Loans in connection therewith) and no extension of Term Loans that is permitted under Section 2.27 shall constitute a payment of any of such Term Loans for purposes of this Section 9.7.

(b)                                 In addition to any rights and remedies of the Lenders provided by law and subject to the terms of the Guarantee and Collateral Agreement, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

9.8.                            Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

9.9.                            Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10.                     Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any

Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11.                     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12.                     Submission To Jurisdiction; Waivers.

(a)                                 Subject to clause (b)(iii) of this Section 9.12, each party hereto hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, in each case that are located in the Borough of Manhattan, the City of New York;

(b)                                 The Borrower hereby irrevocably and unconditionally:

(i)                                     agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(ii)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iii)                               agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of any Agent, any Arranger or any Lender to sue in any other jurisdiction; and

(iv)                              waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13.                     Acknowledgements.  The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Co-Syndication Agents, the Co-Documentation Agents and the Arrangers shall have no powers, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents;

(c)                                  the Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, the Lenders and their Affiliates may have economic interests that conflict with those of the Borrower; and

(d)                                 no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14.                     Releases of Guarantees and Liens.

(a)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (and each such Lender hereby expressly consents) (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1(a)), and each of the Administrative Agent and the Collateral Agent hereby agrees with the Borrower, to take any action reasonably requested by the Borrower to effect the release of any Collateral or Guarantor from its guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1(a) including, in each case and without limitation, any sale, transfer or other disposition of any Collateral or Guarantor (other than to the Borrower or another Guarantor), including as a result of any investments of Collateral in non-Guarantor Subsidiaries to the extent not prohibited by the Loan Documents, (ii) to the extent any such release is permitted at such time pursuant to the Guarantee and Collateral Agreement (including in connection with the grant of a Permitted Prior Lien (as defined in the Guarantee and Collateral Agreement) or (iii) under the circumstances described in paragraphs (b) or (c) below (and, upon the consummation of any such transaction in preceding clause (i), (ii) or (iii), such Collateral shall be transferred free and clear of all Liens under the Security Documents and/or such Guarantor shall be released from its obligations under the Guarantee and Collateral Agreement); provided that if any such transaction is a sale, transfer or other disposition (whether in the form of an exclusive license or otherwise) of all or substantially all of the Material Intellectual Property to any Person (in a single transaction or in a series of related transactions), unless such transaction or series of related transactions is pursuant to a Change of Control not prohibited by Section 6.3 or a sale, transfer or other disposition to a Guarantor or a Person that becomes a Guarantor in connection with such transaction, the Administrative Agent and the Collateral Agent shall be required to take any such action requested by the Borrower to effect the release of any Collateral if and only if each of the following additional conditions are satisfied: (x) there is no Default or Event of Default immediately prior to or after giving effect to such transaction(s), and (y) the Borrower shall have delivered to the Administrative Agent and Collateral Agent a certificate of a Responsible Officer certifying that (1) the Borrower has determined that such conveyances and/or transfers are necessary or desirable in connection with a reorganization, restructuring, optimization or other similar event/action in furtherance of the business interests of the Borrower and its Restricted Subsidiaries, taken as a whole, (2) each transferee in such transaction or series of transactions is a Restricted Subsidiary, and (3) the Borrower has or will receive consideration for such Material Intellectual Property that constitutes fair market value of such Material Intellectual Property as determined by the Borrower in a commercially reasonable manner.

(b)                                 At such time as the Term Loans and the other obligations under the Loan Documents shall have been paid in full, the Collateral shall be released from the Liens created by the Security Documents with respect to the Loans, and the Security Documents and all obligations with respect to the Loans (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)                                  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Lenders hereby agree, and each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action required by the Borrower having the effect of releasing a Guarantor from its guarantee obligations hereunder and as a Grantor under the Security Documents if (i) all or substantially all of the assets of such Guarantor have been sold or otherwise disposed of (including by way of merger or consolidation) to a Person that is not a Borrower or a Guarantor or (ii) such Guarantor has been liquidated or dissolved.

(d)                                 In connection with any release of Collateral of the type described above in clause (a) or (c) or any other transaction involving Collateral which transaction is not prohibited by the Loan Documents, notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (and each such Lender hereby expressly consents) (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1(a)) to take any action with respect to the Collateral requested by the Borrower to the extent necessary to evidence such release or other transaction, including without limitation, directing the Collateral Agent to execute agreements (including, without limitation, with third parties) with respect to any Collateral, upon the delivery to the Administrative Agent and Collateral Agent of a certificate signed by an officer of the Borrower stating that such action and the release of the Collateral or other transaction, as applicable, is permitted by each Security Document.

9.15.                     Confidentiality.  Each Agent, each Arranger, each Co-Syndication Agent, each Co-Documentation Agent, and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent any Agent, any Arranger, any Co-Syndication Agent, any Co-Documentation Agent, or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof (so long as such affiliate agrees to be bound by the provisions of this Section 9.15), (b) subject to an agreement to comply with provisions no less restrictive than this Section 9.15, or to any actual or prospective Transferee (or any professional advisor to such counterparty), (c) to its employees, directors, officers, agents, attorneys, accountants, partners and other professional advisors or those of any of its affiliates, (d) upon the request or demand, or in accordance with the requirements (including reporting requirements), of any Governmental Authority having jurisdiction over such Lender, provided that to the extent permitted by law, such Lender shall promptly notify the applicable Loan Party of such disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or other legal process, provided that to the extent permitted by law, such Lender shall promptly notify the applicable Loan Party of such disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority), (f) if requested or required to do so in connection with any litigation or similar proceeding; provided that to the extent permitted by law, such Lender shall promptly notify the applicable Loan Party of such disclosure, (g) to the extent such information has been independently developed by such Lender or that has been publicly disclosed other than in breach of this Agreement, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering this Agreement or the other Loan Documents, will be syndicate-level information, which may (except as provided in the following paragraph) contain material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender confirms to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of material non-public information, (ii) it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws and (iii) it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

The Borrower acknowledges that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its subsidiaries or their securities) (each, a “Public Lender”) and, if documents required to be delivered pursuant to Section 5.1 or 5.2 or otherwise are being distributed through the Platform, the Borrower agrees to designate those documents or other information that are suitable for delivery to the Public Lenders as such.  Any document that the Borrower has indicated contains non-public information shall not be posted on that portion of the Platform designated for such Public Lenders.  If the Borrower has not indicated whether a document delivered pursuant to Section 5.1 or 5.2 contains non-public information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities.  The Borrower acknowledges and agrees that copies of the Loan Documents may be distributed to Public Lenders (unless the Borrower promptly notifies the Administrative Agent that any such document contains material non-public information with respect to the Borrower or its securities).

9.16.                     WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17.                     Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Patriot Act.

9.18.                     No Fiduciary Duty.  Each Agent, each Co-Syndication Agent, each Co-Documentation Agent, each Lender, the Arrangers and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.  None of the Arrangers identified on the cover page or signature pages of this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.  Without limiting any other provision of this Article, none of such Arrangers in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender, the Administrative Agent, any Co-Syndication Agent, any Co-Documentation Agent, or any other Person by reason of this Agreement or any other Loan Document.

9.19.                     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

i)                                         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

ii)                                      the effects of any Bail-In Action on any such liability, including, if applicable:

(1)                                 a reduction in full or in part or cancellation of any such liability;

(2)                                 a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(3)                                 the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

9.20.                     Lien Sharing and Priority Confirmation.  Each Lender party to this Agreement, and the Administrative Agent on behalf of the Lenders, hereby agree that:

(a)                                 all First Lien Obligations will be and are secured equally and ratably by all First Liens at any time granted by the Borrower or any other Grantor to secure any Obligations (as defined in the Pari Passu Intercreditor Agreement) in respect of this Agreement and the Loan Documents, whether or not upon property otherwise constituting collateral for such Obligations (as defined in the Pari Passu Intercreditor Agreement) in respect of this Agreement and the Loan Documents and that all such First Liens will be enforceable by the Collateral Agent for the benefit of all holders of First Lien Obligations equally and ratably;

(b)                                 the Administrative Agent and each of the Lenders in respect of the Obligations (as defined in the Pari Passu Intercreditor Agreement) in respect of this Agreement and the Loan Documents represented thereby are bound by the provisions of the Pari Passu Intercreditor Agreement, including without limitation the provisions relating to the ranking of First Liens and the order of application of proceeds from enforcement of First Liens; and

(c)                                  the Administrative Agent and each of the Lenders consent to and direct the Collateral Agent to perform the Collateral Agent’s obligations under the Pari Passu Intercreditor Agreement and the Security Documents.

The foregoing provisions of this Section 9.20 are intended for the enforceable benefit of, and will be enforceable as a third party beneficiary by, all holders of First Lien Debt, each existing and future representative of First Lien Debt and the Collateral Agent.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:

MICRON TECHNOLOGY, INC.

By:	/s/ Ernest E. Maddock
	Name:	Ernest E. Maddock
	Title:	Chief Financial Officer and
Vice President, Finance

[Signature Page to Micron Technology, Inc. Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and a Lender

By:	/s/ Jonathan Rauen
	Name:	Jonathan Rauen
	Title:	Authorized Signatory

[Signature Page to Micron Technology, Inc. Credit Agreement]